UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Bowater Incorporated

(Name of Registrant as Specified In Its Charter)

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April 7, 2006

Dear Shareholders:

We cordially invite you to attend the Annual Meeting of Shareholders of Bowater Incorporated, which will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 10, 2006, at 11:00 a.m. We will be able to discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement.

During the meeting, I will review highlights of the past year and report on Bowater’s business operations. Afterwards, you will have an opportunity to be greeted by a number of our directors and officers.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy (or voting instruction card) promptly in the envelope provided to make certain that your shares will be represented at the Annual Meeting.

Bowater’s Annual Report for 2005 is included in this package, and we urge you to read it carefully.

Sincerely yours,

Arnold M. Nemirow

Chairman, President and

Chief Executive Officer

BOWATER INCORPORATED

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

May 10, 2006

The 2006 Annual Meeting of Shareholders of Bowater Incorporated will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Wednesday, May 10, 2006, at 11:00 a.m. for the following purposes:

(1)	To elect four directors, each for a term of three years;

(2)	To approve Bowater’s 2006 Stock Option and Restricted Stock Plan;

(3)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2006 fiscal year; and

(4)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

Holders of common stock and special voting stock of record at the close of business on March 15, 2006, are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Ronald T. Lindsay

Senior Vice President - General Counsel and Secretary

Greenville, South Carolina

April 7, 2006

Shareholders are urged to sign and return the proxy or voting instruction card promptly in the envelope provided.

BOWATER INCORPORATED

55 East Camperdown Way

Post Office Box 1028

Greenville, SC 29602-1028

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on May 10, 2006, at 11:00 a.m.

at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

General Information

This Proxy Statement and the enclosed proxy materials relate to Bowater’s Annual Meeting of Shareholders to be held on May 10, 2006, at 11:00 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by Bowater in connection with a solicitation of proxies by Bowater’s Board of Directors and are being mailed on or about April 10, 2006.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of Bowater’s Common Stock (“Common Shareholders”) and holders of Exchangeable Shares issued by Bowater’s subsidiary, Bowater Canada Inc., who were holders of record on March 15, 2006 (the “Record Date”). Common Shareholders of record on the Record Date and Computershare Trust Company of Canada (the “Trustee”), as holder of one share of special voting stock issued in connection with the Exchangeable Shares, are entitled to vote at the Annual Meeting. A list of shareholders is available, upon request, from May 1 through May 10, 2006 from Bowater’s Legal Department and at the Annual Meeting of Shareholders.

The Trustee will vote this share of special voting stock under the provisions of a Voting and Exchange Trust Agreement. Under this agreement, each holder of Exchangeable Shares (an “Exchangeable Shareholder”) is entitled to instruct the Trustee how to vote at Bowater shareholder meetings. The Trustee will cast votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders.

The Common Shareholders and the Trustee (acting for the Exchangeable Shareholders) will vote together as a single class on all matters. On the Record Date, 55,924,713 shares of Common Stock and 1,435,029 Exchangeable Shares entitled to give voting instructions were outstanding.

Voting and Proxy Procedures

Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting. An Exchangeable Shareholder (other than Bowater) is entitled to give instructions for votes equal to the number of Exchangeable Shares held by that shareholder.

Proxy cards are enclosed for Common Shareholders and voting instruction cards are enclosed for Exchangeable Shareholders. Signing the enclosed proxy or voting instruction card will not affect a shareholder’s right to attend the Annual Meeting. Shares of Common Stock represented by proxies on the accompanying form will be voted in accordance with the holder’s instructions.

If no contrary instruction is indicated, shares represented by the proxies will be voted;

(1)	for the election of the four nominees named below to serve as directors for the three-year term indicated;

(2)	to approve Bowater’s 2006 Stock Option and Restricted Stock Plan;

(3)	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2006 fiscal year; and

(4)	at the discretion of the proxy holders on any other business that may properly come before the Annual Meeting and any adjournment.

Should any nominee named for the office of director become unable or unwilling to accept nomination or election, the proxyholders intend to vote for the election of another person recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board. Bowater has no reason to believe that any of the four nominees will be unable or unwilling to serve if elected to office.

Aside from the election of four directors, approval of Bowater’s 2006 Stock Option and Restricted Stock Plan and the ratification of KPMG as our independent registered public accounting firm, Bowater does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the person or persons voting the proxies will vote them in accordance with their best judgment.

Revocation of Proxies and Instructions

Any Bowater Common Shareholder giving a proxy has the right to revoke it by presenting written notice of revocation to Bowater’s Secretary at any time before the proxy is voted, or by executing and delivering to Bowater a later-dated proxy at any time before the earlier proxy is voted, or by attending the Annual Meeting and voting his or her shares in person (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy). No notice of revocation or later-dated proxy will be effective until received by Bowater’s Secretary at or prior to the Annual Meeting. Instructions regarding the revocation of voting instructions are included in the Notice to Exchangeable Shareholders that is being provided to holders of Exchangeable Shares.

Quorum and Vote Requirements for Approval

Holders of shares representing one-third of the voting power entitled to vote at the Annual Meeting, present in person or by proxy, are necessary to constitute a quorum. Directors are elected by a plurality of votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The 2006 Stock Option and Restricted Stock Plan must be approved by an affirmative vote of holders of a majority of the shares voting on the issue at the Annual Meeting.

In the election of directors, votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present for quorum purposes but does not vote on a proposal) will have no effect upon the outcome of the vote on any matter submitted for a shareholder vote.

Item 1 – Election of Directors

  Information on Nominees and Directors

The Board of Directors is divided into three classes: Class I, Class II and Class III. Each class consists as nearly as possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The term of the Class I directors expires this year, and the successors are to be elected at the Annual Meeting for a three-year term expiring in 2009. The terms of the Class II and Class III directors expire in 2007 and 2008, respectively.

The following information is provided for the four nominees to be Class I directors, and also for the Class II and Class III directors. Mr. Evans, Ms. Harkin, Mr. Paterson and Mr. Van Saun were recommended by a third party search firm, non-management directors, and the Chief Executive Officer. In connection with the 2006 Annual Meeting, the Nominating and Governance Committee did not receive any recommendation for a nominee from any shareholder or group of shareholders owning more than 5% of Bowater’s Common Stock.

Nominees for Directors To be Elected at the 2006 Annual Meeting of Shareholders (Class I)

Togo D. West, Jr. Age: 63 Director since 2002	President and CEO of Joint Center for Political and Economic Studies — Mr. West has been President and CEO of the Joint Center for Political and Economic Studies since December 2004. From 2000 until 2004, he was Of Counsel to Covington & Burling, a law firm headquartered in Washington, D.C. From 1998 until 2000, he served as Secretary of Veterans Affairs in the Clinton Administration. From 1993 until 1998, he was Secretary of the Army, a period during which he also served as Chairman of the Panama Canal Commission. Mr. West is also a director of Krispy Kreme Doughnuts, Inc. and Mitretek Systems.

Richard B. Evans Age: 58 Director since 2003	President and Chief Executive Officer of Alcan Inc. — Mr. Evans has been President and Chief Executive Officer of Alcan Inc. since March 2006. From October 2005 to March 2006, he was Chief Operating Officer of Alcan Inc., the parent company of an international group involved in many aspects of the aluminum and packaging industries. Since joining Alcan in 1997, he has held several executive positions, including: Executive Vice President, Office of the President, Alcan Inc.; Executive Vice President, President, Aluminum Fabrication, Europe; Executive Vice President, Fabricated Products-North America; and President of Alcan Aluminum Corporation.

Bruce W. Van Saun Age: 48 Director since 2005	Vice Chairman and Chief Financial Officer of The Bank of New York Company, Inc. — Mr. Van Saun has been Vice Chairman and Chief Financial Officer of The Bank of New York Company since November 2005. From 1997 to 2005, he was Senior Executive Vice President and Chief Financial Officer.

David J. Paterson Age: 51	Incoming President and Chief Executive Officer of Bowater —
Mr. Paterson has been appointed President and Chief Executive Officer of Bowater, effective as of May 1, 2006. Mr. Paterson has been Executive Vice President of Georgia-Pacific Corporation, in charge of its Building Products Division since 2003. At various times since 2000, Mr. Paterson has been responsible for Georgia-Pacific’s Pulp and Paperboard Division, Paper and Bleached Board Division, and Communication Papers Division. Mr. Paterson joined Georgia-Pacific in 1987.

Directors Whose Terms End at the 2007 Annual Meeting of Shareholders (Class II)

Arnold M. Nemirow Age: 62 Director since 1994	Chairman, President and Chief Executive Officer of Bowater —
Mr. Nemirow became Chief Executive Officer of Bowater in 1995 and became Chairman in 1996. He has served as President of Bowater since September 1994 and served as Chief Operating Officer of Bowater from September 1994 through February 1995. Mr. Nemirow is retiring as Bowater’s President and Chief Executive Officer effective April 30, 2006.

Arthur R. Sawchuk Age: 70 Director since 1998	Chairman of Manulife Financial Corporation — Mr. Sawchuk has been Chairman of Manulife Financial Corporation, a financial services company, and the Manufacturers Life Insurance Company since April 1998. He served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. Mr. Sawchuk is also a director of MTS Inc.

Gordon D. Giffin Age: 56 Director since 2003	Co-chair, Public Policy and Regulatory Affairs, of McKenna Long & Aldridge LLP — Mr. Giffin is co-chair of the Public Policy and Regulatory Affairs practice for the law firm McKenna Long & Aldridge LLP. Mr. Giffin served as U.S. Ambassador to Canada from August 1997 to April 2001. He currently serves on the boards of the Canadian Imperial Bank of Commerce, the Canadian National Railway Company, Canadian Natural Resources Limited and TransAlta Corporation. He is also a member of the Board of Trustees of the Jimmy Carter Presidential Library.

Douglas A. Pertz Age: 51 Director since 2004	Director of Nalco Holding Company — Mr. Pertz has served as a director of Nalco Holding Company since 2004. He was a director of The Mosaic Company, a producer and marketer of concentrated phosphates, crop nutrients and animal feed ingredients, from 2004 until his retirement in 2005. From 2000 to October 2004, he was Chairman and Chief Executive Officer of IMC Global Inc.; from 1999 to 2000, he served as IMC Global Inc.’s President and Chief Executive Officer and from 1998 to 1999 as its President and Chief Operating Officer.

Directors Whose Terms End at the 2008 Annual Meeting of Shareholders (Class III)

John A. Rolls Age: 64 Director since 1990	President and Chief Executive Officer of Thermion Systems International — Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, an aerospace and industrial heating systems company, since 1996. He was President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to 1996. Mr. Rolls is also a director of MBIA Inc., Thermion Systems International and FuelCell Energy, Inc.

L. Jacques Ménard Age: 60 Director since 2002	Chairman of BMO Nesbitt Burns and President, BMO Financial Group, Québec — Mr. Ménard has served as Chairman of BMO Nesbitt Burns, an investment banking company, since 2001 and as President of BMO Financial Group, Québec, a financial service provider, since 1999. From 1994 until 2001, Mr. Ménard served in various executive capacities with BMO Nesbitt Burns including Deputy Chairman from 1997 until 2001.

Ruth R. Harkin Age: 61 Director since 2005	Director of ConocoPhillips — Ms. Harkin served as Senior Vice President, International Affairs and Government Relations, United Technologies International from 1997 to 2005. From 1993 to 1997, she served as President and CEO of the Overseas Private Investment Corporation. Since 2002, she has served as a director of ConocoPhillips. Ms. Harkin is also a member of the Iowa Board of Regents.

The Board has determined that Directors Evans, Giffin, Harkin, Ménard, Pertz, Rolls, Sawchuk, Van Saun and West, a substantial majority of directors, are “independent directors” as defined in the revised listing standards of the New York Stock Exchange (“NYSE”). As part of this determination, which included consideration of the relationships described under “Related Party Transactions” on page 43, the Board found that none of these directors has a material relationship with Bowater. Bowater’s corporate governance principles (described on page 8) include the Board’s determination that the following categories of relationships are not material and will not impair a director’s independence:

■	Owning less than five percent of the equity of, or being a director of, another company that does business with Bowater where the annual sales to, or purchases from, Bowater are less than five percent of the annual revenues of either company;

■	Ownership of less than five percent of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to Bowater (or to which Bowater is indebted) where the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of either company; and

■	Serving as an officer, director or trustee of a charitable organization, where Bowater’s charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less (and excluding Bowater’s match of charitable contributions by employees, officers and directors).

  Corporate Governance

General

Bowater has long believed that good corporate governance is critical in ensuring shareholder value. For many years, a substantial majority of Bowater’s directors have been independent, and Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee have included only non-management members. Some of the more significant aspects of Bowater’s corporate governance, which complies with the standards established by the Securities and Exchange Commission (“SEC”) and the NYSE include the following:

Independent Directors

■	Historically, a majority of Bowater’s directors have been independent as defined by the NYSE’s revised listing standards, and Bowater’s formal policies require a majority of independent directors.

■	Traditionally, Bowater’s non-management directors (all directors except Mr. Nemirow) have held formal executive sessions at least annually without the presence of management directors or executive officers. Mr. Sawchuk, as Chair of the Nominating and Governance Committee, has been chosen to preside at these meetings. If non-management directors include any directors who are not independent under applicable NYSE listing standards, the independent directors will meet separately at least annually.

Board Committees

■	The charters of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee comport with the NYSE’s revised listing standards.

■	The Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are composed solely of independent directors as defined by the NYSE’s listing standards.

■	The charters for Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee are available at Bowater’s website (http://www.bowater.com).

Audit Committee

■	All Audit Committee members are financially literate, and the Board has determined that at least one member is an “audit committee financial expert” under applicable SEC regulations.

■	Bowater’s independent registered public accounting firm report directly to the Audit Committee, which controls their engagement.

■	The Audit Committee pre-approves the provision of all audit and non-audit services by Bowater’s independent registered public accounting firm.

■	The Audit Committee has established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters.

■	The Audit Committee, through its chair or another member designated by the chair, meets with management and the independent registered public accounting firm quarterly, in separate executive sessions if deemed necessary, to review Bowater’s financial statements and significant findings based upon the auditors’ review procedures.

Corporate Governance Principles

Bowater’s Board of Directors has adopted corporate governance principles, which are available at Bowater’s website (http://www.bowater.com). The purpose of Bowater’s corporate governance principles is to provide a structure within which the Board of Directors and management can pursue Bowater’s objectives for the benefit of its shareholders and supervise its management.

The corporate governance principles outline the Board’s responsibilities and the interplay among the Board and its committees in furthering Bowater’s overall objectives. The principles note the Board’s role in advising management on significant issues facing Bowater and in reviewing and approving significant actions by Bowater. In addition, the principles highlight principal roles of certain of the Board’s committees, including:

■	the selection and evaluation of senior executive officers (including the Chief Executive Officer) by the Board, the Nominating and Governance Committee and the Human Resources and Compensation Committee, including succession planning;

■	the administration of executive compensation and director compensation by the Human Resources and Compensation Committee, with reliance on the Nominating and Governance Committee’s assessment of executive performance and annual assessment of Board and committee effectiveness;

■	the selection and oversight of independent auditors and oversight of public financial reporting by the Audit Committee; and

■	the evaluation of candidates for Board membership and the oversight of the structure and practices of the Board, the committees and corporate governance matters in general by the Nominating and Governance Committee.

Bowater’s corporate governance principles also include, among other things:

■	general qualifications for Board membership, including independence requirements (with, among other things, the categorical standards for Board determinations of independence described on page 6);

■	director responsibilities, including Board and shareholder meeting attendance and advance review of meeting materials;

■	provisions for director access to management and independent advisors and for director orientation and continuing education; and

■	an outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans, and setting a strong ethical tone “at the top.”

Bowater has adopted a code of business conduct that applies to all of Bowater’s North American employees, including Bowater’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller. The Board has a separate Board of Directors Code of Conduct, which contains provisions specifically applicable to Directors. The code of business conduct and the Board of Directors Code of Conduct are posted on Bowater’s website (http://www.bowater.com). Bowater will disclose amendments to its code of business conduct or its Board of Directors Code of Conduct and any waivers of their provisions with respect to its Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller on its website within four business days following the date of the amendment or waiver.

Board and Committee Meetings

Committee Membership

The following table sets forth the membership of the standing committees of Bowater’s Board of Directors as of March 15, 2006.

Committee

Director	Audit	Executive	Finance	Human Resources and Compensation	Nominating and Governance
Richard D. Evans				X
Gordon D. Giffin	X				X
Ruth R. Harkin				X
L. Jacques Ménard			X		X
Arnold M. Nemirow		X
Douglas A. Pertz			X	X
John A. Rolls	X	X	X		X
Arthur R. Sawchuk		X		X	X
Bruce W. Van Saun	X		X
Togo D. West, Jr.	X			X

Description of Board Committees

Audit Committee.    This committee met 5 times in 2005. Its purposes and responsibilities include:

■	monitoring the integrity of Bowater’s financial reporting process and systems of internal controls, including reviewing Bowater’s accounting policies and systems of internal controls and internal auditing procedures, and reviewing Bowater’s earnings press releases, quarterly financial statements and the scope and results of Bowater’s annual audit;

■	monitoring the independence and qualifications of Bowater’s independent registered public accounting firm, including approving the non-audit services rendered by Bowater’s independent registered public accounting firm and considering the effect of such services on the independence of such auditors;

■	monitoring the performance of Bowater’s internal audit function and independent registered public accounting firm, including appointing, retaining or replacing the independent registered public accounting firm;

■	monitoring Bowater’s compliance with legal and regulatory requirements, including establishing and maintaining procedures for the receipt, retention and treatment of complaints or concerns regarding accounting or auditing matters; and

■	providing an open avenue of communication among Bowater’s Board of Directors, management, independent registered public accounting firm and internal auditors.

The Board has determined that each of the Audit Committee members is independent under applicable standards of the SEC and the NYSE, and no Audit Committee member serves on the audit committee for more than three other public companies. The Board has also determined that Messrs. Rolls and Van Saun are “audit committee financial experts” as defined by the SEC. For further information concerning the work of the Audit Committee, see “Report of the Audit Committee of the Board of Directors” on page 44 of this Proxy Statement.

Executive Committee.    This committee did not meet during 2005. It meets periodically to make decisions between meetings of the Board under authority delegated by the Board of Directors.

Finance Committee.    This committee met 3 times in 2005. It reviews and oversees Bowater’s financial affairs. The committee also provides financial oversight and direction of Bowater’s pension and savings plans, including approving the selection of trustees and the amount of contributions to be made by Bowater under these plans. In addition, the committee reviews and approves the adoption of actuarial and accounting methods and assumptions under these plans and reviews the action of management in establishing investment policy and administering the plans.

Human Resources and Compensation Committee.    This committee met 6 times in 2005. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

■	evaluating Bowater’s compensation structure, including the evaluation and approval of compensation for Bowater’s executive officers and directors; and

■	evaluating and approving the adoption, amendment and termination of equity-based plans for Bowater’s executive officers, and administering executive bonus plans and awards and stock option plans and grants under the plans.

Nominating and Governance Committee.    This committee met 5 times in 2004. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

■	advising the Board with respect to the organization, membership and function of the Board and the structure, membership and operation of committees, including the identification, selection or recommendation of Board members and of Board nominees for the annual meetings of shareholders; and

■	developing and recommending to the Board corporate governance principles and policies applicable to Bowater.

Bowater expects its directors to regularly attend Board meetings, meetings held by committees on which the directors sit, and annual and special meetings of Bowater’s shareholders. The Board of Directors met 7 times during 2005. During 2005, each director attended at least 87% of the aggregate of the Board meetings held during that director’s service and of the meetings of committees on which that director served. Eight of the nine directors serving at that time attended Bowater’s 2005 Annual Meeting of Shareholders.

Selection and Evaluation of Board Candidates

The Board and the Nominating and Governance Committee are responsible for evaluating candidates and nominating directors and members of Board committees. The Nominating and Governance Committee identifies and recommends qualified director candidates to the Board. In making its recommendations to the Board, the committee considers the appropriate mix of skills and characteristics required to best fill the needs of the Board at a given point in time. The committee recommends candidates to the Board that will result in the Board being composed of at least a majority of independent directors. The committee seeks candidates that possess the following general qualifications:

■	High personal and professional ethics, integrity and values;

■	An inquiring and independent mind;

■	Practical wisdom, vision and mature judgment;

■	Substantial training and experience at the policy making level in business, government, or education;

■	Expertise that is useful to Bowater and complementary to the background and experience of other Board members, so that an optimum balance of expertise among members on the Board can be achieved and maintained;

■	Willingness and ability, in light of other business and personal commitments, to devote the required amount of time to diligently fulfill the duties and responsibilities of Board membership;

■	Commitment to serve on the Board over a period of years to develop knowledge about Bowater’s operations;

■	Involvement only in activities or interests that do not create a conflict that violates any applicable law or regulation or interferes with the proper performance of the duties and responsibilities of Board membership;

■	A strong sense of partnership and the ability to work well with others; and

■	Capacity and desire to represent the balanced best interests of Bowater’s shareholders as a whole.

The committee endeavors to find candidates who each have recent experience as a member of the board of at least one other company, preferably a publicly-held reporting company. In addition, to the extent possible, the committee seeks candidates whose election would result in the Board being composed of at least one Board member with each of the following specific areas of expertise/experience:

■	Professional services (e.g., attorneys; investment bankers; university professors);

■	Politics/government relations;

■	Management/operating experience (e.g., as a CEO, COO or senior manager); or

■	Financial/accounting experience (e.g., as a CFO, CFA, CPA or analyst).

The committee considers candidates that have been properly and timely proposed for nomination or recommended as a prospective nominee by shareholders, but the committee has the sole discretion to recommend the candidates as nominees for Board approval. The requirements and procedures for shareholder nominations and shareholder recommendations for candidates to be considered for nomination are summarized in this Proxy Statement under the caption “Proposals by Shareholders” on page 47.

The Nominating and Governance Committee identifies and evaluates nominees for directors based on the recommendations of a variety of sources, including referrals from shareholders, non-management directors, the Chief Executive Officer, third party search firms, advisors and representatives of Bowater, or other third parties. The committee retained a third party search firm in 2005. As is generally the case when the committee retains a third-party search firm, the firm assisted in identifying and evaluating potential nominees, including the conduct of background checks and interviews, and Bowater paid for the services rendered.

  Communications with the Board of Directors

Bowater has implemented a policy to facilitate communication with Bowater’s Board of Directors. Under the policy, shareholders and other interested parties may communicate with the entire board of directors, any individual director, or non-management directors as a group, by writing to the director or directors at the address of Bowater’s corporate headquarters. The communications will be summarized by the office of Bowater’s corporate secretary, which will circulate the summary and communication to the chair of the nominating committee. The secretary’s office will disregard solicitations, duplicative, harassing or frivolous communications, bulk mail, and other types of communications as the Board may specify from time to time. Details about this policy, including the manner in which Bowater determines those communications that will be forwarded to the directors, are available at Bowater’s website (http://www.bowater.com).

  Director Compensation

Each director who is not a Bowater employee (an “Outside Director”) is entitled to receive an annual retainer of $35,000, a fee of $1,500 per day for each Board meeting attended, and a fee of $1,000 per day for each Board committee meeting attended. Each director is also reimbursed for reasonable expenses incurred in attending meetings. In addition, in 2005 Bowater provided contributions of up to $10,000 dollars per year to match donations by each director (as well as by all employees generally) to educational or cultural institutions. In 2006, Bowater’s matching contribution will be reduced from $10,000 to $1,000 per year. In 2005, Bowater contributed a total of under $6,000 to match donations by Outside Directors pursuant to this program. This matching program is designed to encourage charitable giving. Accordingly, Bowater does not consider these matching contributions to be compensation or perquisites, either for Outside Directors or employees.

On May 10, 2005, each director then serving was granted 1,450 restricted stock units under Bowater’s 2004 Non-Employee Director Stock Unit Plan. Mr. Van Saun received 1,450 restricted stock units on July 26, 2005 and Ms. Harkin received 926 restricted stock units on November 8, 2005. The Directors’ Stock Unit Plan provides for settlement of the Restricted Stock Units in cash upon the director’s ceasing to be an outside director of Bowater or in two equal installments on April 30, 2006 and on April 30, 2007.

Deferred Compensation Plan for Outside Directors

Bowater’s Deferred Compensation Plan for Outside Directors (the “Deferred Plan”) permits Outside Directors to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Bowater Common Stock account or both accounts, in increments of 10%, as elected by the director. Deferred compensation allocated to stock is credited to directors’ stock accounts on the date the deferred compensation would otherwise have been payable. The number of shares credited equals the dollar amount of the compensation deferred divided by 95% of the closing price on the day of deferral (i.e., a 5% discount) and includes fractional shares. Whenever dividends are paid on shares of Common Stock, each participant’s stock account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Common Stock, including fractional shares, credited to the participant’s account on the dividend record date. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for Bowater’s Savings Plan (the “Savings Plan”). Outside Directors can elect to transfer balances between the cash and stock accounts subject to certain conditions set forth in the Deferred Plan, but they may not otherwise transfer shares in their stock accounts prior to the distribution of the shares upon their departure from the Board. Participants in the Deferred Plan may elect to have their Deferred Plan accounts distributed to them in Common Stock or cash either (a) as soon as possible after they cease to be Outside Directors or in a stated number of years thereafter or (b) in either five or ten installments. Of the Outside Directors, directors Evans, Giffin, Harkin, Ménard, Rolls, Sawchuk, Van Saun and West have accounts under the Deferred Plan.

Retirement Plan for Outside Directors

In March 2005, the Board of Directors adopted a resolution to replace the Retirement Plan for Outside Directors (the “Retirement Plan”), described below, with a stock-based plan in order to better align compensation with shareholder interests. The new stock-based plan includes an annual grant of $15,000 worth of stock-based units for each year of future service. The value of the stock-based units will be paid to an Outside Director upon termination of service on the Board provided the Outside Director has served at least five years. Outside Directors who had less than five years of service as of March 21, 2005 (five directors) began their participation in the stock-based plan in May 2005 and their accrued benefits under the Retirement Plan were frozen as of that date. Outside Directors with more than five years of service (two of the current directors) were allowed to choose whether to continue to participate in the Retirement Plan or to participate in the new stock-based plan. One director elected to be covered under the new stock-based plan and one director elected to continue to participate in the Retirement Plan.

Seven of Bowater’s Outside Directors currently have an interest in the Retirement Plan, although only one director continues to accrue benefits. The Retirement Plan provides for retirement benefits equal to 10% of the participant’s annualized retainer at the termination of service multiplied by the participant’s years of service as an Outside Director of Bowater, up to a maximum of ten years or the number of years as of the date the benefit was frozen. The benefit will be paid in a lump sum. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted (with Bowater’s consent) upon attaining age 55 and completing five years of service. Participants who elect early commencement of benefit payments after retirement receive a reduced benefit. The Retirement Plan provides that a participant who was an Outside Director immediately prior to a change in control of Bowater and who is removed from, or not renominated to, his or her directorship by reason of the change in control is entitled to the early retirement benefits provided by the plan regardless of whether the plan requirements for early retirement have been satisfied. The calculation of these benefits will include fees paid for attending Board and committee meetings for the year preceding the change in control.

The Board of Directors unanimously recommends a vote FOR the election of the four nominees.

Stock Ownership

  5% Beneficial Owners

Bowater knows of no person who, or group that, owns beneficially more than 5% of the outstanding voting power of its stock as of March 15, 2006, except as set forth in the table below. Information in the table is based solely on Schedule 13G filings made by beneficial owners with the SEC.

Name and Address of Beneficial Owner	Voting Power		Investment Power		Total Amount And Nature of Beneficial Ownership	Percent of Class(1)
	Sole	Shared	Sole	Shared

Lord, Abbett & Co.(2) 90 Hudson Street Jersey City, NJ 07302	7,940,269	–	7,940,269	–	7,940,269	14.2%
Massachusetts Financial Services Company(3) 500 Boylston Street Boston, MA 02116	7,046,133	–	7,154,273	–	7,154,273	12.8%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	–	4,266,755	–	5,474,054	5,474,054	9.8%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	895,520	–	6,364,342	–	5,263,342	9.4%
NWQ Investment Management Company, Inc.(6) 2049 Century Park East, 16th Floor Los Angeles, CA 90056	4,202,948	–	4,506,688	–	4,506,688	8.1%
Capital Research and Management Company(7) 333 South Hope Street Los Angeles, CA 90071	2,845,000	–	2,945,000	–	2,945,000	5.3%

(1)	On all matters submitted for shareholder vote, the Common Stock votes together as a single class with the special voting stock held by the Trustee. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which the Trustee has timely received voting instructions from the Exchangeable Shareholders. Accordingly, percentages have been calculated based upon the total number of shares of Common Stock (55,924,713 shares) and Exchangeable Shares (1,435,029 shares) outstanding as of March 15, 2006. These numbers do not include any treasury shares.

(2)	As reported in a Schedule 13G dated as of December 30, 2005, and filed February 14, 2006.

(3)	In a Schedule 13G dated as of December 31, 2005, and filed February 10, 2006, Massachusetts Financial Services Company (“MFS”) reported that these shares are also beneficially owned by certain other non-reporting entities as well as MFS.

(4)	In an amendment dated as of December 30, 2005, and filed February 14, 2006, to Schedule 13G, Wellington Management Company, LLP (“WMC”) reported that these shares are owned of record by clients of WMC for which it serves as investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of this class of securities.

(5)	In an amendment dated as of February 14, 2006, to Schedule 13G, T. Rowe Price Associates, Inc. (“Price Associates”) reported that Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is invested in its clients which Price Associates serves as investment advisor. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

(6)	As reported in a Schedule 13G dated as of December 30, 2005, and filed February 13, 2006.

(7)	In a Schedule 13G dated as of December 30, 2005, and filed February 6, 2006, Capital Research and Management Company (“Capital Research”) reported that these shares are collectively beneficially owned by various investment companies for which Capital Research serves as investment adviser.

  Directors and Executive Officers

As of March 15, 2006, ownership of Common Stock and Exchangeable Shares by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Bowater as a group was as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	% of Outstanding Common Stock and Exchangeable Shares Entitled To Give Voting Instructions(2)
Arnold M. Nemirow	916,898	1.6%
David G. Maffucci	293,235	*
R. Donald Newman	215,490	*
Pierre Monahan	160,466	*
David J. Steuart	209,150	*
Richard B. Evans	10,485	*
Gordon D. Giffin	10,404	*
Ruth R. Harkin	1,254	*
L. Jacques Ménard	22,662	*
David J. Paterson	0	*
Douglas A. Pertz	5,380	*
John A. Rolls	48,551	*
Arthur R. Sawchuk	30,728	*
Bruce W. Van Saun	2,219	*
Togo D. West, Jr.	17,824	*
Directors/Executive Officers as a group (27 persons)	2,885,918	5.0%

*	Represents holdings of less than 1% of the outstanding shares of Common Stock and Exchangeable Shares.

(1)	Beneficial ownership consists of shares owned directly or indirectly, shares underlying options or other rights to acquire shares that are currently exercisable or that will be exercisable on or before May 15, 2006. Common Stock held in the Savings Plan is allocated to the accounts of Bowater’s officers who participate in the plan. The number of shares of Common Stock allocated to officers is provided by the Savings Plan administrator in a statement for the period ending December 31, 2005, based on the market value of the applicable plan units held by the officer. This table also includes shares of Common Stock allocated under Bowater’s Compensatory Benefits Plan (the “Compensatory Plan”) based on a statement for the period ending December 31, 2005. Additional shares of Common Stock may have been allocated to the accounts of participants in the Savings Plan or Compensatory Plan since the date of the last statements from the plan administrators. Participants in the Compensatory Plan have no voting power with respect to share allocations but receive cash payouts based on the number of shares allocated to their accounts under the plan upon their retirement from Bowater, death, disability or other termination of employment (if they have three years of service), and do not have investment power over share allocations prior to that time. The number of shares allocated under each of the Savings Plan and the Compensatory Plan is subject to revision in order to comply with requirements respecting nondiscrimination standards and limitations on contributions under the Internal Revenue Code of 1986, as amended. The following table indicates the nature of Common Stock ownership of each individual listed in the table.

	Direct Ownership		Deferred Plan	Non- Employee Director Stock Unit Plan	Director’s Stock Based Deferred Fee Plan - Units	Savings Plan	Compensatory Plan	Subject to Options Exercisable Currently or Before May 15, 2006
	Common	Exchangeable
Arnold M. Nemirow	57,510	–	–			1,890	7,498	850,000
David G. Maffucci	4,813	–	–			3,040	2,482	282,900
R. Donald Newman	3,981	–	–			10,369	2,140	199,000
Pierre Monahan	8,160	2,306	–			–	–	150,000
David J. Steuart	8,270	880	–			–	–	200,000
Richard B. Evans	2,000	–	3,105	2,900	480	–	–	2,000
Gordon D. Giffin	–	–	4,249	2,175	480	–	–	3,500
Ruth R. Harkin	–	–	–	926	328	–	–	–
L. Jacques Ménard	2,000	–	1,727	2,900	480	–	–	15,555
David J. Paterson	0	–	–			–	–	–
Douglas A. Pertz	–	–	–	2,900	480	–	–	2,000
John A. Rolls	–	–	17,671	2,900	480	–	–	27,500
Arthur R. Sawchuk	–	1,577	1,476	2,175	–	–	–	25,500
Bruce W. Van Saun	–	–	374	1,450	395	–	–	–
Togo D. West, Jr.	–	–	–	2,900	480	–	–	14,444
Directors/Executive Officers as a group (27 persons)	111,989	4,841	28,602	21,226	3,603	52,918	18,590	2,644,149

(2)	The Common Stock votes together with the special voting stock held by the Trustee on all matters. Under the Voting and Exchange Trust Agreement, the Trustee is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by Bowater and as to which it has timely received voting instructions from Exchangeable Shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of shares of Common Stock and Exchangeable Shares outstanding as of March 15, 2006. In addition, under Rule 13d-3 of the Exchange Act, percentages have been computed on the assumption that shares of Common Stock that can be acquired within 60 days of March 15, 2006, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	4,851,399	44.57	254,491	(1)

(1)	Bowater has agreed to grant options to purchase 250,000 shares to David J. Paterson upon the commencement of his employment on May 1, 2006.

Human Resources and Compensation

Committee Report on Executive Compensation

The Human Resources and Compensation Committee (the “Committee”) discharges certain responsibilities of the Board of Directors with respect to human resources strategy, policies and programs and matters relating to the utilization of human resources. The Committee also evaluates and makes recommendations regarding the compensation of directors. The Committee’s goal is to develop and monitor executive compensation programs that are consistent with strategic business objectives and shareholder interests. The Committee operates under a written charter and has authority to engage outside compensation consultants and other advisers.

The Committee is composed entirely of independent directors, as defined by NYSE listing standards, who have never served as officers of Bowater and have no interlocking relationships, as defined by the SEC’s regulations.

Key Elements and Policies for Compensation of Executive Officers

Bowater’s executive compensation plans are designed to attract, motivate and retain key executives who directly impact Bowater’s long-term success and the creation of shareholder value. In determining executive compensation, the Committee considers the following four principles:

■	Performance-based: Executive compensation levels reflect company, business unit, and individual results based on specific quantitative and qualitative objectives established at the start of each financial year in keeping with Bowater’s long-term strategic objectives.

■	Aligned with shareholder interests: A significant proportion of incentive compensation for executives is composed of equity awards to ensure that executives are aligned with the principles of sustained long-term shareholder value growth.

■	Market competitive: Compensation of executives is designed to be externally competitive when compared against compensation of executives of comparable peer companies and in consideration of Company and business unit results relative to the results of peers.

■	Individual equity: Compensation levels are also designed to reflect individual factors such as scope of responsibility, experience, and performance against individual measures.

The key elements of Bowater’s 2005 executive compensation program were base salary, the Annual Incentive Plan, the Mid-Term Incentive Plans, and stock-based incentive compensation. To determine appropriate compensation levels for each pay component, the Committee considered all elements of the executive compensation program.

In January 2006, the Committee reviewed the compensation principles and methodology of the various compensation programs and their alignment with performance standards and measurements to be used for 2006. As a result, the Committee revised the peer group to be used for executive compensation benchmarking. The Committee also articulated a more detailed compensation philosophy, which states that collective target compensation levels for Bowater executives should be set at the median (50th percentile) of the peer group, with actual Total Direct Compensation levels above median when Bowater’s financial performance is superior to the median performance of the peer group and below median when Bowater’s financial performance is inferior to the median financial performance of the peer group.

The revised peer group to be used for 2006 executive compensation benchmarking data has been developed to include 16 companies in the forestry and paper products/paper packaging industries (based on GICS industry code) that are similar to Bowater in size and scope of operations. The revised peer group consists of the following companies:

International Paper Company	Louisiana-Pacific Corporation
Smurfit-Stone Container Corporation	Bemis Company, Inc.
MeadWestvaco Corporation	Graphic Packaging Corporation
Temple-Inland Inc.	Packaging Corporation of America
Abitibi-Consolidated Inc.	Rock-Tenn Company
Domtar Inc.	Potlatch Corporation
Sealed Air Corporation	Caraustar Industries, Inc.
Sonoco Products Company	Wausau Paper Corp.

This group includes all the companies in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 24 of this Proxy Statement except for Pope & Talbot, Inc. and Neenah Paper, Inc. (which were excluded because of their small size).

Base Salary

Because of challenging business conditions, executive officer salaries did not increase from January 2001 through 2004 except for increases resulting from promotions and the assignment of increased responsibilities. In 2005, executive salaries were increased an average of 6.0% to reflect Bowater’s improved operating results in 2004. Executive officers’ salaries were generally set to be competitive with executive compensation at comparable companies considering the scope of the individual’s responsibilities relative to the responsibilities of executives at comparable companies. Competitive market data on comparable companies was provided by an independent compensation consultant. In 2005, the Committee used the following three sources of compensation information for comparison purposes:

1.	Proxy compensation data for U.S.-based peer companies including Boise Cascade Company, Georgia Pacific Corp., P. H. Glatfelter Company., International Paper Company, Louisiana Pacific Corporation, MeadWestvaco Corporation, Potlatch Corporation, Rayonier Inc., Wausau Paper Corp. and Weyerhaeuser Company. This information includes data for the companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 24 of this Proxy Statement except for Caraustar Industries, Inc. and Pope & Talbot, Inc. (which were excluded because they are single product companies) and Neenah Paper, Inc. (which was excluded because of its small size.);

2.	Proprietary survey information from the Forest Products Industry Compensation Association survey (FPICA), which includes data for the above-listed companies (except for Wausau Paper Corp.) and in addition, Abitibi-Consolidated Inc., Stora Enso Oyj and UPM-Kymmene Corporation; and

3.	Published survey information covering non-durable goods manufacturing and paper/allied products industries.

Beginning in 2006, the Committee will use a new peer group for comparison purposes, which is described in the previous section.

Annual Incentive Plan

Executive officers have the opportunity to receive annual bonuses through Bowater’s Annual Incentive Plan. Payouts under the Annual Incentive Plan are at the discretion of the Committee. Each executive’s annual incentive award targets for the 2005 Annual Incentive Plan were based on at least four of the following seven performance measures, each weighted from 5% to 50%, depending on the executive’s responsibilities and function:

■	Return on net assets (“RONA”), defined as operating income less an incremental 39% tax rate divided by average net assets, is a measure of evaluating earnings in the context of the resources required to generate them. The target payout was established at 10% above Bowater’s average RONA for the previous five years.

■	Return on capital spending (“ROCS”) targets were established to reflect Bowater’s priority to spend capital dollars on the highest return capital projects. Based on all approved capital projects in 2005, the ROCS target was set at 16.3%.

■	Operating unit performance goals were established to reflect Bowater’s desire to improve performance in one or more of the areas of safety, productivity, quality and cost reduction. These goals mirror the performance criteria established for Bowater’s gain sharing programs, which generally apply to employees not in the Annual Incentive Plan. The target payout would have been earned if Bowater achieved 60% of these goals.

■	A goal was established to reduce annual costs at the Calhoun mill.

■	Divisional sales performance goals were established to reflect Bowater’s focus on improving operating efficiencies through optimizing product mix and reducing sales and distribution costs. The targets for these goals varied by division.

■	A project performance goal was established for a project at the Mistassini sawmill based on cost reductions after start-up.

■	A pulp division operating income goal was established to reflect the financial performance of this product line.

In aggregate, Bowater’s performance during 2005 would have resulted in annual incentive awards ranging from 64% to 172% of target levels. The Committee recognized that important operational improvements were made in a number of areas. However, because of overall 2005 financial results and based on management’s recommendation, the Committee decided not to make any cash awards under the 2005 Annual Incentive Plan. In recognition of the executives’ achievement of the Annual Incentive Plan goals and to encourage retention, the Committee granted restricted stock unit awards to active management employees approximately equivalent in value to what would have been paid out under the Annual Incentive Plan, contingent upon approval of the proposed 2006 Stock Option and Restricted Stock Plan. These awards will be subject to a two-year cliff vesting schedule with prorated vesting if the participant retires. The total value of the awards is $13.4 million, and they cover 362 participants.

For the 2006 Annual Incentive Plan, the Committee has revised the RONA goal so that no payout will be earned under the RONA goal unless there are positive earnings.

Mid-Term Incentive Plan

The Committee approved a Mid-Term Incentive Plan (“MTIP”) in 2003. The MTIP has rolling three-year plan cycles, the first of which ran from January 1, 2003, to December 31, 2005, the second of which runs from January 1, 2004 to December 31, 2006 and the third of which runs from January 1,

2005 to December 31, 2007. The MTIP is designed to link rewards of key executives to the performance of Bowater’s Common Stock and to encourage the generation of cash flow from operations. Awards may be paid in any form, including, without limitation, cash, stock, restricted stock, phantom stock, stock options, and stock appreciation rights. No payouts were made for the 2003-2005 cycle.

Participants can earn up to 90% of end-of-cycle base salary with the allocation between performance and discretionary awards determined by the Committee at the beginning of each plan cycle. For the 2004-2006 and 2005-2007 plan cycles, the allocation is 50%/50%. Payouts under the MTIP will be made only to the extent that Bowater generates cash from operations in excess of normal dividends paid during the plan cycle sufficient to fund the awards. The performance award formula computes a payout percentage based on the total shareholder return (“TSR”) of Bowater’s common stock (taking into account changes in price and dividends paid) compared to a group initially consisting of 14 peer companies. If Bowater’s TSR equals the peer group’s average TSR, participants may receive a payout of 16.67% of end-of-cycle base salary. This amount increases linearly to a maximum payout of 45% of end-of-cycle base salary, if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group.

The group of peer companies initially included all of Bowater’s peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 24 of this Proxy Statement, except for Caraustar Industries, Inc. and Pope & Talbot, Inc. (which were excluded because they are single-product companies) and Neenah Paper, Inc. (which was excluded because of its small size) and also included eleven other paper and forest products companies that the Committee believed the investment community viewed as investment opportunities similar to Bowater (Abitibi-Consolidated Inc., Boise Cascade Company, Georgia Pacific Corp., P. H. Glatfelter Company, Louisiana-Pacific Corporation, MeadWestvaco Corporation, Norske Skog Canada Inc., Rayonier Inc., Stora Enso Oyj, UPM Kymmene Corporation and Weyerhaeuser Company). The Committee has the ability to update this group of peer companies as it deems appropriate and is likely to do so prior to making any payouts under the MTIP.

Payouts under the discretionary component of the plan (up to 50% of the maximum award) may be awarded in the discretion of the Committee at the end of the plan cycle based upon the Committee’s assessment of management’s performance during the plan cycle.

The MTIP provides for target payouts in the event of a change in control and for prorated awards in the case of death, disability, retirement or the sale of the business unit in which the participant is employed, provided the executive has participated in the plan cycle for at least one year.

Stock Options and Other Equity Awards

In 2005, stock options continued to play an important role in linking executives’ compensation to Bowater’s Common Stock performance, and thus to the interests of shareholders. In 2005, stock options were granted to executives including the Named Executive Officers. Grants for the Named Executive Officers are shown in the “Option/SAR Grants in Last Fiscal Year” table on page 26. The number of stock options granted to each executive officer was based on the executive’s position rank. Each of the options granted to an executive had an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, the value of the options to the option holder will depend upon stock price appreciation.

The Committee believes the design of the stock option awards focuses executives on the creation of shareholder wealth over the long term. However, the Committee recognizes that stock option grants alone do not precisely align the executives’ interests with those of the shareholders. The Committee has developed a new equity compensation structure based on a combination of stock options and restricted stock that will be implemented if the proposed Stock Option and Restricted Stock Plan is approved. For 2006 equity awards, the Committee included more restricted stock unit awards and fewer options, longer vesting schedules, and performance vesting for a portion of the awards to senior executives.

Compensation of the CEO During 2005

The Committee, in conjunction with the Nominating and Governance Committee, annually reviews and approves the corporate goals and objectives relating to CEO compensation and assesses the CEO’s performance in light of those corporate goals and objectives. As a result of that review for 2004, the Committee raised Mr. Nemirow’s base salary for 2005. In making that decision, the Committee considered CEO compensation at peer companies and Mr. Nemirow’s successful achievement of the goals and objectives that had been previously set by the Committee.

Mr. Nemirow’s performance under the 2005 Annual Incentive Plan was to be measured by the factors described in the previous section, weighted as follows: RONA - 50%, Return on Capital Spending - 10%, Operating Unit Performance - 25% and Cost Improvement - 15%. Based on Bowater’s performance with respect to each of these measures, Mr. Nemirow would have earned a 2005 Annual Incentive Award of $766,700. However, based on Bowater’s financial results in 2005, Mr. Nemirow recommended to the Committee that no eligible employee, including himself, receive an Annual Incentive Award for 2005. Further, in consideration of his announced intention to retire in 2006, Mr. Nemirow recommended that, unlike other eligible employees, he should not receive a restricted stock unit award in lieu of the Annual Incentive Award.

During 2005, Mr. Nemirow received stock option grants for 100,000 shares of Common Stock. Those options have terms identical to, and were determined on the same basis as, those of all other executive officers as described above. When Mr. Nemirow retires, the expiration date for all of his options will be changed to the earlier of (i) the original expiration date, or (ii) five years from the date of his retirement.

Mr. Nemirow’s total direct compensation in any given year equals the sum of his annual compensation and total all other compensation (as measured in accordance with the summary compensation table on page 25) plus the present value of any options and stock appreciation rights granted to him (as measured on the date of grant, using the Black-Scholes option pricing model.) Mr. Nemirow’s annual compensation for 2005 was 26% lower than his 2004 annual compensation while the value of the options granted to him in 2005 was 19% lower than the value of the options granted to him in 2004. Consequently, Mr. Nemirow’s total direct compensation for 2005 was 22% lower than his total direct compensation for 2004.

Information about Mr. Nemirow’s stock ownership is provided on page 16 under the heading “Directors and Executive Officers” in the section entitled “Stock Ownership.”

Policy with Respect to Corporate Tax Deduction Limit

In order to maintain flexibility to attract and retain qualified executives, the Committee may allow for compensation that is not deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Bowater paid certain non-deductible compensation to Mr. Nemirow in 2005, the impact of which was not material to Bowater.

All members of the Human Resources and Compensation Committee concur with this report.

Togo D. West, Jr. (Chairman)

Richard B. Evans

Ruth R. Harkin

Douglas A. Pertz

Arthur R. Sawchuk

  Compensation Committee Interlocks and Insider Participation

Richard B. Evans, Arthur R. Sawchuk and Togo D. West, Jr. served on Bowater’s Human Resources and Compensation Committee during the entirety of 2005. Douglas A. Pertz was appointed to the Human Resources and Compensation Committee in May 2005. Ruth R. Harkin was appointed to the Human Resources and Compensation Committee in February 2006. Mr. Sawchuk served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. None of the members of the Committee has served as officers of Bowater, and none has any interlocking relationships, as defined by SEC regulations.

Total Shareholder Return

Bowater vs. Dow Jones Paper Products Index(1) and S&P 500 - 2000-2005(2)

The table below compares the cumulative shareholder return of the Common Stock for the last five years with the cumulative total return of the Dow Jones Paper Products Index(1) and the NYSE Stock Market (US Companies), assuming a $100 investment on December 31, 2000.(2)

Summary	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
Bowater Incorporated	100.00	85.99	77.01	86.69	83.93	60.07
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
Peer Group	100.00	99.29	88.82	111.88	114.85	93.33

(1)	Companies include Bowater Incorporated, Caraustar Industries, Inc., International Paper Company, Neenah Paper, Inc., Pope & Talbot, Inc., Potlatch Corporation and Wausau Paper Corp., which were the component companies of the Dow Jones Paper Products index at December 29, 2005. Cumulative shareholder return methodology supplied by the Research Data Group, Inc.

(2)	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Executive Compensation

The following table sets forth information concerning all compensation paid by Bowater and its subsidiaries during the 2003, 2004 and 2005 fiscal years to the Chief Executive Officer, the other four executive officers with the highest salaries and bonuses during fiscal year 2005 and a former executive officer who would have been among the four executive officers with the highest salaries and bonuses during fiscal year 2005. These officers are referred to collectively in this proxy statement as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position During 2005	Year	Total Salary ($)		Earned Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options/ SARs (#)	Total All Other Compensation ($)
Arnold M. Nemirow	2005	1,042,788	(2)	–		–		100,000	62,026	(2)
Chairman, President and Chief Executive Officer	2004 2003	942,788 942,788	(2) (2)	467,976 –		– –		100,000 100,000	43,895 –	(2)

David G. Maffucci	2005	450,000		–	(9)	774	(1)	40,000	22,658	(3)
Executive Vice President and President - Newsprint Division	2004 2003	420,000 423,034	(3)	156,240 –		1,548 1,548	(1) (1)	40,000 30,000	19,719 –	(3)

R. Donald Newman	2005	457,692	(4)	–	(9)	736	(1)	40,000	23,504	(4)
Executive Vice President and Chief Operating Officer	2004 2003	407,692 400,000	(4)	212,400 –		1,472 1,472	(1) (1)	40,000 30,000	18,474 –	(4)

Pierre Monahan	2005	409,699	(5)	–	(9)	–		25,000	23,539	(5)
Senior Vice President and President - Canadian Forest Products Division	2004 2003	377,905 338,142	(5) (5)	161,584 –	(6)	– –		25,000 25,000	18,336 569	(5) (5)

David J. Steuart	2005	451,424	(7)	–	(9)	–		25,000	30,471	(7)
Senior Vice President and President-Pulp Division	2004 2003	417,780 373,963	(7) (7)	229,759 –	(6)	– –		25,000 25,000	24,151 3,701	(7) (7)

E. Patrick Duffy (retired)	2005	472,583	(8)	–	(9)	788	(1)	–	907,199	(8)
Senior Vice President and President–Coated and Specialty Papers Division	2004 2003	436,231 436,231	(8) (8)	292,324 –		1,576 1,576	(1) (1)	30,000 30,000	18,773 –	(8)

(1)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus of any Named Executive Officer for the years shown. Amounts included under “Other Annual Compensation” for Mr. Maffucci for $774, $1,548 and $1,548, for Mr. Newman $736, $1,472 and $1,472 and for Mr. Duffy $788, $1,576 and $1,756 represent dividends paid on restricted stock in 2005 and 2004 and 2003, respectively.

(2)	Amounts included under “Salary” for Mr. Nemirow for 2005, 2004 and 2003 include $17,788, $17,788, and $17,788, respectively, from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2005 and 2004 consist of Bowater contributions of $12,852 and $7,846 under the Savings Plan and $49,174 and $36,049 under the Compensatory Plan.

(3)	Amounts included under “Salary” for Mr. Maffucci for 2003 include $3,034 under the excess flexible spending account. Amounts included under “All Other Compensation” for Mr. Maffucci for 2005 and 2004 consist of Bowater contributions of $8,784 and $9,240 under the Savings Plan and $13,874 and $10,479 under the Compensatory Plan.

(4)	Amounts included under “Salary” for Mr. Newman for 2005 and 2004 include $7,692 and $7,692 from the sale of earned vacation days back to Bowater. Amounts included under “All Other Compensation” for 2005 and 2004 consist of Bowater contributions of $6,750 and $9,060 under the Savings Plan and $16,754 and $9,414 under the Compensatory Plan.

(5)	Salary for Mr. Monahan was constant on a local currency basis from January 2003 through December 2005. The dollar amounts of Mr. Monahan’s reported salary have been converted from Canadian dollars to U.S. dollars using an average of the daily Canadian dollar to U.S. dollar exchange rate for the relevant year. Amounts included under “Salary” for Mr. Monahan for 2005, 2004 and 2003 include $619, $1,153 and $1,071 under the flexible spending account. Amounts included under “All Other Compensation” for Mr. Monahan for 2005, 2004 and 2003 consist of additional life insurance benefits of $896, $754 and $569, and for 2005 and 2004 consist of Bowater’s contributions of $22,643 and $17,582 under the Savings Plan.

(6)	The dollar amounts of the reported bonuses for Mr. Monahan and Mr. Steuart have been converted from Canadian dollars to U.S. dollars using the Canadian dollar to U.S. dollar exchange rate on the dates they were paid.

(7)	Salary for Mr. Steuart was constant on a local currency basis from January 2003 through December 2005. Other changes in Mr. Steuart’s reported salary relate to fluctuation in the currency exchange rate. The dollar amounts of Mr. Steuart’s reported salary have been converted from Canadian dollars to U.S. dollars using an average of the daily Canadian dollar to U.S. dollar exchange rate for the relevant year. Amounts included under “Salary” for Mr. Steuart for 2005, 2004 and 2003 include $5,778, $5,380 and $4,999 under the flexible spending account. Amounts included under “All Other Compensation” for Mr. Steuart for 2005, 2004 2003 consist of additional life insurance benefits of $5,804 $4,906 and $3,701 and for 2005 and 2004 consist of Bowater’s contributions of $24,667 and $19,245 under the Savings Plan.

(8)	Amounts included under “Salary” for Mr. Duffy for 2005, 2004, and 2003 include $8,231, $8,231 and $8,231, from the sale of earned vacation days back to Bowater and $36,353 from the payment of earned vacation upon termination. Amounts included under “All Other Compensation” for 2005 and 2004 consist of Bowater contributions of $8,254 and $7,881 under the Savings Plan, and $13,965 and $10,892 under the Compensatory Plan, and all future amounts payable, totaling $884,980, under his amended employment agreement.

(9)	No cash awards were made under Bowater’s 2005 Annual Incentive Plan. However, the following restricted stock unit awards were made to the Named Executive Officers, subject to stockholder approval, in amounts approximately equivalent to what would have been paid out under the 2005 Annual Incentive Plan: Mr. Maffucci, $252,450; Mr. Newman, $314,449; Mr. Monahan, $257,199; and, Mr. Steuart, $298,574. See the discussion entitled “Annual Incentive Plan” under the “Human Resources and Compensation Committee Report on Executive Compensation” on page 18.

  Stock Option Grants

The following table sets forth information regarding options and stock appreciation rights (“SARs”) granted with respect to Common Stock made by Bowater to the Named Executive Officers during 2005.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in 2005	Exercise Price $/Share	Expiration Date(1)	Grant Date Present Value ($)(2)
Arnold M. Nemirow	100,000	13.22%	$37.295	1/25/2015	1,119,000
David G. Maffucci	40,000	5.29%	$37.295	1/25/2015	447,600
R. Donald Newman	40,000	5.29%	$37.295	1/25/2015	447,600
Pierre Monahan	25,000	3.37%	$37.295	1/25/2015	279,750
David J. Steuart	25,000	3.31%	$37.295	1/25/2015	279,750
E. Patrick Duffy	0	0	0	0	0

(1)	The plan under which the options were granted and the option agreements set forth earlier expiration dates under certain circumstances.

(2)	The present values of these options were calculated using the Black-Scholes option pricing model and assuming volatility of 29.0%, a risk-free return rate of 4.0%, a dividend rate of 2.2% per share and an average expected option life of 7.2 years. The ultimate values of the options will depend on the future market price of the Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. All options are exercisable.

  Stock Option Holdings and Exercises

The table below sets forth information concerning (1) Common Stock options exercised by Named Executive Officers during 2005 and (2) the value at December 31, 2005, of SARs and unexercised Common Stock options held by the Named Executive Officers.

Aggregated Option Exercises in 2005 and 2005 Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/2005 (#)		Value of Unexercised In-the-Money Options/SARs at 12/31/2005 ($)(1)
			Exercisable /	Unexercisable	Exercisable/	Unexercisable
Arnold M. Nemirow	0	0	968,000	0	0	0
David G. Maffucci	0	0	324,800	0	0	0
R. Donald Newman	0	0	247,000	0	0	0
Pierre Monahan	0	0	150,000	0	0	0
David J. Steuart	0	0	219,700	0	0	0
E. Patrick Duffy	0	0	282,300	0	0	0

(1)	Based on the difference between the option exercise price and the closing price of Bowater’s Common Stock on the NYSE on December 31, 2005, of $30.72.

  MTIP Awards

Bowater has adopted a Mid-Term Incentive Plan (“MTIP”). The MTIP provides for rolling three-year plan cycles, the first of which ran from January 1, 2003 to December 31, 2005, the second of which runs from January 1, 2004 to December 31, 2006, and the third of which runs from January 1, 2005 to December 31, 2007. The MTIP is designed to link rewards of key executives to the performance of Bowater’s Common Stock and to encourage the generation of cash flow from operations. Awards may be paid in any form, including without limitation, cash, stock, restricted stock, phantom stock, stock options, and stock appreciation rights. Payouts under the MTIP will be made only to the extent that Bowater generates cash from operations in excess of normal dividends paid during the plan cycle sufficient to fund the awards. No payouts were made for the 2003-2005 plan cycle. Potential payouts under the MTIP, which is considered to be a long-term incentive plan for reporting purposes, are shown in the table below:

Long-Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Arnold M. Nemirow	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)
David G. Maffucci	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)
Pierre Monahan	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)
R. Donald Newman	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)
David J. Steuart	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)
E. Patrick Duffy	(1)	2004-2006	16.67% of 2006 salary(2)	(2)	90% of 2006 salary(2)
	(1)	2005-2007	16.67% of 2007 salary(2)	(2)	90% of 2007 salary(2)

(1)	No units have been awarded under the MTIP. Instead, for each plan cycle the participants in the plan are eligible to receive a payout at the conclusion of the plan cycle of up to 90% of his or her base salary as of December 31 of the final year of the plan cycle. Any stock-based awards will be issued pursuant to and in accordance with the terms of another Bowater plan governing the issuance of such types of compensation.

(2)

Under the MTIP, participants are eligible to receive payouts of up to 45% of his or her base salary as of December 31 of the final year of each plan cycle if the performance-based targets are met and an additional payout of up to 45% of base salary under the discretionary component of the plan. The performance award formula computes a payout percentage based on the total shareholder return (“TSR”) of Bowater compared to a group initially consisting of 14 peer companies beginning with a payout of 16.67% of final year-end base salary if Bowater’s TSR equals the peer group’s average TSR and increasing linearly to a maximum payout of 45% of final year-end base salary if Bowater’s TSR equals or exceeds 90% of the highest TSR in the peer group. Payouts under the discretionary component of the plan may be awarded in the discretion of the Human Resources and Compensation Committee at the end of the plan cycle based upon the Committee’s assessment of management’s achievements during the plan cycle. The group of peer companies initially included all of Bowater’s peer companies included in the Dow Jones Paper Products Group listed in the Total Shareholder Return chart on page 24 of this Proxy Statement except for Pope & Talbot, Inc. and Caraustar Industries, Inc. (which were excluded because they are single-product companies), and Neenah Paper Inc. (which was excluded because of its small size) and also included eleven other paper and forest products companies which the Committee believed the investment community viewed as investment opportunities similar to Bowater (Abitibi Consolidated Inc., Boise Cascade Corporation, Georgia Pacific Corp., Glatfelter P.H. Co., Louisiana-Pacific Corp., MeadWestvaco

Corporation, Norske Skog Canada Inc., Rayonier Inc., Stora Enso Corporation, UPM Kymmene Corp. and Weyerhaeuser Company). The MTIP provides for target payouts in the event of a change in control and for prorated awards in the case of death, disability, retirement or the sale of the business unit in which the participant is employed, provided the executive has participated in the plan cycle for at least one year. See the subsection entitled “Employment and Change in Control Agreements” below.

  Stock Retention Program

Bowater has established stock ownership guidelines for directors and senior executives as a way to better align their financial interests with those of shareholders. In order to be eligible for future bonus payments, senior executives are required to own stock with a value equal to a specified multiple of their base salaries. The requisite multiples are three for the Chief Executive Officer, two for executive vice presidents, and one-half to two for senior vice presidents, corporate vice presidents, divisional vice presidents and others, depending on their respective position ranks. In addition, directors are expected to own stock having a value equal to three times their annual retainers. Up to one-half of the ownership requirement must be satisfied through Common Stock or Exchangeable Shares owned outright or through Bowater benefit plans; the remainder may be met through vested stock options or vested equity participation rights. Covered individuals are expected to comply fully with these guidelines within three to four years after the executive’s employment with Bowater or promotion to a covered position, or the director’s election to the Board. As of February 1, 2006 (the plan’s measurement date), the covered directors and officers were substantially in compliance with the Stock Retention Program.

  Employment and Change in Control Agreements

Each Named Executive Officer (collectively, the “Executives”) is party to an employment agreement (collectively, the “Agreements”). Each Agreement continues until death, disability, retirement or written notice of termination by either Bowater or the Executive. In the event of a “change in control,” as defined in the Change of Control Agreements (“CIC” Agreements) described below, the term of the Agreements continues for not less than three years unless the Executive terminates his employment for other than “good reason” (as defined in the CIC Agreements). The Agreements provide for payment to each Executive of an annual base salary and for the Executive’s participation in Bowater’s various bonus and benefit plans in effect from time to time while the Agreements are in effect. In the event the Executive’s employment is involuntarily terminated for reasons other than death, disability, retirement or “cause” (defined in the Agreements as gross negligence or willful misconduct by the Executive either in the course of his employment or that has a material adverse effect on Bowater or on the Executive’s ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and annual incentive awards, plus a prorated annual incentive award for the year of termination. Mr. Nemirow’s Agreement provides that, for purposes of determining the benefits due under Bowater’s benefits plans, he will receive credit for continuous employment at an accelerated rate.

Mr. Duffy retired effective January 31, 2005. In connection with his retirement, the CIC Agreement was terminated and the terms of his Agreement were amended. Under the terms of his amended Agreement, Mr. Duffy agreed to provide two years of advisory and consultative services and executed a general waiver and release in favor of Bowater. He will receive his base salary plus a precalculated bonus amount based on the Annual Incentive Awards he received in 2003 during that two-year period. He will also receive a prorated portion of any award earned for the 2004-2006 MTIP cycle.

Each Executive is also a party to a CIC Agreement. Each CIC Agreement continues until an Executive’s employment is terminated and all obligations thereunder have been satisfied. Following a change in control of Bowater, if an Executive’s employment is terminated within 36 months (except for a termination due to death, disability, or for “cause” (defined as gross negligence that has not been cured, willful misconduct that has not been cured, or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)), or if the Executive elects to terminate his employment either (a) for good reason or, if the CIC Agreement was signed prior to January 1, 2005 (b) during a 30-day period after the first anniversary of the change in control. Unless the Executive’s termination is for “cause”, he will also receive a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination.

In addition, the Executive will receive, in lieu of any severance payments provided in the employment agreement described above and depending on the Executive’s rank and the date the CIC Agreement was signed, an amount equal to the sum of: (a) one to three times the Executive’s annual base salary in effect when the Executive is terminated or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control; (b) one to three times the highest possible (changed to target in CIC Agreements signed after January 1, 2005) annual incentive award that could have been awarded to the Executive under the annual incentive plan in effect when the Executive is terminated, or, if higher, during the year of the change in control; (c) one to three times the largest annual contribution that could have been made by Bowater to its savings plans on the Executive’s behalf for the year in which the Executive is terminated or, if higher, for the year of the change in control; (d) ten to thirty percent of the Executive’s annual base salary in effect when the Executive is terminated, or, if higher, the Executive’s annual base salary in effect immediately prior to the change in control (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the Executive would have earned for one to three years following the Executive’s termination date; and (f) retiree health care and life insurance coverage on substantially the same terms as would have been provided to Executive retirees as of the date of the change in control.

The CIC Agreements define a “change in control” as occurring if: (a) any person becomes beneficial owner of an amount of Bowater stock representing 20% or more of the combined voting power of Bowater’s then outstanding voting securities, unless the Board has approved the acquisition of up to 50% of these securities or the person has filed a Schedule 13G indicating the person’s intent to hold the securities for investment; (b) less than 50% of the total membership of the Board are continuing directors (as defined in the CIC Agreements); or (c) Bowater’s shareholders approve a merger, consolidation or reorganization of Bowater, or an agreement for the sale or other disposition of substantially all of Bowater’s assets unless at least 50% of the voting power of the resulting entity is still owned by previous Bowater shareholders or at least 50% of the board of directors of the resulting entity are previous Bowater directors.

The CIC Agreements define “good reason” as: (a) an adverse change in the Executive’s status, title, position or responsibilities (including a change in reporting relationships) as in effect within 180 days prior to the change in control or any time thereafter; the assignment to the Executive of any duties or responsibilities that, in the Executive’s reasonable judgment, are inconsistent with the Executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a change in control or any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any office or position held prior to the change in control, except in connection with the termination of the Executive’s employment due to death, disability, or for “cause” (as defined above), or by the Executive other than for good reason; or (b) failure to pay or provide the Executive the salary and benefits, in the aggregate, at least comparable to those to which he was entitled within 180 days preceding the change in control; or (c) the reduction of the Executive’s salary as in effect on the date of the change in control or any time thereafter; or (d) Bowater’s failure to obtain from any successor its assumption of the CIC Agreement; or (e) the relocation of the Executive’s principal office to a location more than 35 miles from its location immediately prior to the change in control or a substantial increase in the Executive’s travel obligations following the change in control.

The CIC Agreements also generally provide a terminated Executive with: (a) either a cash payment of $20,000 or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” and (c) the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the Executive is entitled. A terminated Executive will also be entitled to be paid or reimbursed for all costs incurred (or to be incurred): (x) in connection with confirming the Executive’s rights to and amounts of payments due under the CIC Agreement; (y) to dispute or contest any termination of the Executive’s employment following a change in control or to enforce the terms of the CIC Agreement; or (z) in connection with any audit relating to any payment or benefit provided under the CIC Agreement.

  Retirement Benefits

Named Executive Officers Resident in the United States

The following table shows the total estimated annual pension benefits payable to the Named Executive Officers residing in the United States under Bowater’s qualified, nonqualified benefits restoration and nonqualified supplemental retirement plans upon retirement at age 65, calculated on a straight life annuity basis. Benefits to the Named Executive Officers are not reduced by any offset for Social Security benefits.

US Combined Retirement Plans Table of Estimated Benefits

Final Average Earnings*	5-Years Service	10-Years Service	15-Years Service	20-Years Service	25-Years Service	30 or More Years Service
550,000	68,750	137,500	206,250	275,000	302,500	330,000
600,000	75,000	150,000	225,000	300,000	330,000	360,000
650,000	81,250	162,500	243,750	325,000	357,500	390,000
700,000	87,500	175,000	262,500	350,000	385,000	420,000
750,000	93,750	187,500	281,250	375,000	412,500	450,000
800,000	100,000	200,000	300,000	400,000	440,000	480,000
850,000	106,250	212,500	318,750	425,000	467,500	510,000
900,000	112,500	225,000	337,500	450,000	495,000	540,000
950,000	118,750	237,500	356,250	475,000	522,500	570,000
1,000,000	125,000	250,000	375,000	500,000	550,000	600,000
1,100,000	137,500	275,000	412,500	550,000	605,000	660,000
1,200,000	150,000	300,000	450,000	600,000	660,000	720,000
1,500,000	187,500	375,000	562,500	750,000	825,000	900,000
1,600,000	200,000	400,000	600,000	800,000	880,000	960,000
1,700,000	212,500	425,000	637,500	850,000	935,000	1,020,000
1,900,000	237,500	475,000	712,500	950,000	1,045,000	1,140,000

    * Average annual earnings for best three non-overlapping twelve consecutive month periods in the 120 months preceding retirement.

Retirement benefits are payable under the following plans: a qualified plan covering all salaried employees, which provides pension benefits based on earnings; a nonqualified benefits restoration plan, which provides a make-up of qualified plan benefits limited by the imposition of statutory Code limitations; and a nonqualified supplemental plan covering designated senior executives including the Named Executive Officers (the “Supplemental Plan”), which provides benefits in addition to those under the other two plans. The definition of compensation under these three plans includes those categories of compensation under the salary and bonus headings in the Summary Compensation Table and does not include compensation in any of the other headings of the Summary Compensation Table. The Supplemental Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause. The two other plans described above provide that in the event of a change in control, each participant in the plans will become 100% vested in his accrued benefits. The Supplemental Plan also provides that benefits payable to a participant who retires before age 60 are subject to a reduction of .5% for each full month of retirement before age 60.

The Supplemental Plan and the make-up plan provide for lump-sum distributions. The lump sum distributions will be computed based on an interest rate set by a Board committee in the year prior to the year of distribution and, if the participate is unmarried at the time the distribution is made, will be calculated as if the participant were married and his or her spouse was three years younger than the participant.

As of December 31, 2005, the individuals listed in the Summary Compensation Table above had the following final average earnings (as defined above) and credited number of years of service: Mr. Nemirow, $1,580,591, 23.3 years (Mr. Nemirow received additional credited years of service under the terms of his employment agreement); Mr. Maffucci, $621,001, 28.5 years; Mr. Newman, $601,854, 28.1 years; and Mr. Duffy, $737,178, 10.8 years.

Named Executive Officers Resident in Canada

Mr. Monahan and Mr. Steuart reside in Canada and will receive retirement benefits from certain of the Bowater Canadian Forest Products Inc. (“BCFPI”) retirement plans. Mr. Monahan is covered by the Régime de retraite des salariés non syndiqués (1995) de Bowater Produits forestiers du Canada Inc., which is applicable to BCFPI salaried employees at specific locations. This plan is registered with the applicable authorities for income tax purposes and provides benefits based on years of credited service with BCFPI and earnings. Mr. Monahan is also covered by the Régime complémentaire de retraite relatif aux participants du Régime de retraite des salariés non syndiqués (1995) de Bowater Produits forestiers du Canada Inc. (the “Supplemental Plan”) which is also based on years of service and earnings, which include categories of compensation under the salary and bonus headings in the Summary Compensation Table.

The Supplemental Plan provides benefits to members of the Régime de retraite des salariés non syndiqués (1995) de Bowater Produits forestiers du Canada Inc. (the “registered plan”) who are impacted by the limits of the Income Tax Act such that the benefits which cannot be paid from the registered plan are paid from the Supplemental Plan. This Plan is not funded.

The temporary formula for service before January 1, 2003, is 1.5% of the average Maximum Pensionable Earnings (“MPE”) for the 60 months preceding retirement and 2% of the average pay for the best consecutive 60 months of service of the member in excess of the average MPE, multiplied by number of years of credited service with BCFPI. The permanent formula for service from January 1, 2003, is the same except that 1.5% is replaced by 1.6%. For this calculation, pay includes the Base Salary (shown under the salary heading in the Summary Compensation Table) and the Annual Bonus.

The following table shows the estimated annual pension benefits payable to Mr. Monahan upon retirement at age 65 under the registered plan and the Supplemental Plan. Benefits are payable for life with a five-year guarantee. Other forms of pensions are offered on an actuarial equivalent basis. Table assumes retirement on December 31, 2005, with payments beginning at age 65. The benefits will not be reduced by any offset for government payments.

Canada Retirement Plans

Table of Estimated Benefits for Service with BCFPI

US$

Final Average Earnings	10-Years Service	15-Years Service
650,000	128,054	192,258
700,000	138,054	207,258
750,000	148,054	222,258

As of December 31, 2005, Mr. Monahan earned 11.92 years of credited service with BCFPI; his final average pay is $693,143 (Can$807,200). The average pay amount has been converted from Canadian dollars to U.S. dollars using the exchange rate used for year-end 2005 disclosure purposes.

For service before January 1, 2003, the registered and the Supplemental Plan provide that if Mr. Monahan retires before February 1, 2009, the pension payable will be subject to a reduction of 0.417% for each full month of retirement before age 65. If he retires on or after February 1, 2009, the pension payable for service before January 1, 2003 would not be reduced. For service from January 1, 2003, the registered and the Supplemental Plan provide that the pension payable will be reduced actuarially from age 65.

There are no change in control provisions in the Supplemental Plan.

Mr. Steuart is covered by the BCFPI Employees’ Retirement Plan (1988), which is applicable to BCFPI salaried employees at specific locations. This plan is registered with the applicable authorities for income tax purposes and provides benefits based on years of service with BCFPI and earnings. He is also covered by the BCFPI Senior Executive Retirement Plan (the “SERP”) which is also based on years of service and earnings, which include categories of compensation under the salary and bonus headings in the Summary Compensation Table.

The SERP provides participants with supplementary retirement benefits determined as the excess of (a) the amount of pension calculated in accordance with the provisions of the SERP over (b) the amount of pension payable from the registered plan in which the executive participates. The SERP benefits are computed as the sum of the products of two formulas: one applicable to years of service with BCFPI, and the other applicable to certain years of service with prior employers recognized under the SERP.

The first formula is 2% per year of service with BCFPI multiplied by final average pay, which is defined as the average base salary (shown under the salary heading in the Summary Compensation Table) for the 36 months preceding retirement plus 50% of the average incentive target. The incentive component in the final average pay represents 18% of base salary for service before 1999 and 25% of base salary for service after 1998. The second formula is 1.6% per year of recognized service with prior employers multiplied by final average pay, as defined in the previous formula.

The following tables show the estimated annual pension benefits payable to Mr. Steuart upon retirement at age 65 under the registered plan and the SERP based on the two SERP formulas. Benefits are payable on a joint and 60% survivor basis if the executive has an eligible spouse at retirement, and otherwise for life with a 10-year guarantee. Both tables assume retirement on December 31, 2005, with payments beginning at age 65. The first table shows the benefits payable for service with BCFPI and the second table shows the benefits payable for recognized service with prior employers. The benefits will not be reduced by any offset for government payments.

Canada Retirement Plans

Table of Estimated Benefits for Service with BCFPI

US$

Final Average Earnings	10-Years Service	15-Years Service
500,000	100,000	150,000
550,000	110,000	165,000
600,000	120,000	180,000

As of December 31, 2005, Mr. Steuart earned 12.33 years of service with BCFPI; his final average pay is $538,076 (Can$626,617) for years of service before 1999, and $569,996 (Can$663,789) for years of service after 1998. Both average pay amounts have been converted from Canadian dollars to U.S. dollars using the exchange rate used for year-end 2005 disclosure purposes.

Canada Retirement Plans

Table of Estimated Benefits for Service with Prior Employers Recognized under the Plans

US$

Final Average Earnings	20-Years Service	25-Years Service
500,000	160,000	200,000
550,000	176,000	220,000
600,000	192,000	240,000

As of December 31, 2005, Mr. Steuart earned 23.67 years of service with prior employers for which he receives credit under the SERP and the registered plan. The final average pay used to compute his benefits attributable to those years of service is $538,076 (Can$626,617), converted from Canadian dollars to U.S. dollars using the exchange rate used for year-end 2005 disclosure purposes. The SERP provides that benefits payable to a participant who retires before age 60 are subject to a reduction of .5% for each full month of retirement before age 60. There are no change in control provisions in the SERP.

Item No. 2 – Approval of Bowater’s 2006 Stock Option and

Restricted Stock Plan

A proposal will be presented at the Annual Shareholders Meeting to approve the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan (the “Plan”). The Plan was approved by the Board of Directors on March 29, 2006, subject to stockholder approval. A summary of the material provisions of the Plan is set forth below. A copy of the Plan is set forth in Appendix A.

Subject to the approval of the stockholders of Bowater at the annual meeting of its shareholders, the Plan shall be effective as of January 1, 2006 (the “Effective Date”) and, if approved, will continue in effect until terminated by the Board; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the Effective Date. However, any awards that are outstanding after Plan termination shall remain subject to the terms of the Plan.

Purpose.    The Plan has been established by Bowater to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of Bowater’s other shareholders through compensation that is based on Bowater’s ordinary shares of stock; and thereby promote the long-term financial interest of Bowater and the Subsidiaries, including the growth in value of Bowater’s equity and enhancement of long-term stockholder return. To achieve these objectives, the Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARs”), full value awards and cash incentive awards.

Bowater has proposed the Plan at this time because it believes in the merits of linking executives’ overall compensation opportunities to the enhancement of long-term stockholder return. In addition, without the Plan there would not be sufficient shares available under the prior stock option plans to make the contemplated 2006 equity awards to executives in accordance with compensation policy described in the Human Resource and Compensation Committee Report on Executive Compensation. Bowater uses equity-based compensation, such as options and other Common Stock related awards, as key elements of its executives’ compensation packages. Since Bowater believes it is important for the employees and directors of Bowater and its subsidiaries to have an equity interest in Bowater, and to be eligible to receive cash incentive awards, the Board of Directors has approved the Plan, and is recommending it to shareholders for approval. Because of the challenging market conditions facing Bowater, the new Plan is necessary so Bowater can continue making equity awards to employees and directors at competitive levels to attract the best talent.

The Plan includes the following provisions:

■	No Repricing. Bowater has never repriced underwater stock options and option repricing is prohibited without shareholder approval under the Plan.

■	Minimum Vesting Periods. The Plan provides that awards may not vest sooner than one-third per year over three years unless they vest sooner by virtue of an event specified by the Board other than the passage of time (or unless they are granted in lieu of other compensation or as an employment inducement).

■	Independent Committee Administration. The Plan will be administered by a committee of the Board (“Committee”) whose members satisfy the “non-employee director” requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”) and the “outside director” requirement of Internal Revenue Code Section 162(m).

■	No Discount Stock Options. The Plan prohibits the grant of a stock option with an exercise price less than the fair market value of our Stock on the date of grant.

■	Material Revisions to the Plan Require Stockholder Approval. The Plan states that a material revision to the Plan will not be effective unless approved by the Corporation’s shareholders.

General.    The Plan is administered by the Human Resources and Compensation Committee (the “Committee”). The Committee selects from the eligible individuals those persons to whom awards under the Plan will be granted (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. If the Committee ceases to exist, or for any other reason determined by the Board of Directors of Bowater (the “Board”) and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

The maximum number of shares that may be delivered to Participants and their beneficiaries under the Plan is 3,000,000 shares of Common Stock. Shares covered by an award that are not delivered on an unrestricted basis (because the award is forfeited or canceled) shall not count toward the 3,000,000 authorized shares.

The following additional limits apply to awards under the Plan: (i) no more than 3,000,000 shares of Common Stock for incentive stock options may be delivered to Participants and their beneficiaries under the Plan; (ii) the maximum number of shares of Common Stock that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 300,000 shares; (iii) the maximum number of shares of Common Stock that may be delivered pursuant to full value awards shall be 3,000,000 shares of Common Stock; (iv) the maximum number of shares that may be delivered pursuant to full value awards intended to be performance-based compensation (as described below) granted to any one Participant during any one-calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 200,000 shares; (v) the maximum amount of cash incentive awards intended to be performance-based compensation payable to any one Participant with respect to any performance period shall equal $200,000 multiplied by the number of calendar months included in the performance period.

The shares of Common Stock with respect to which awards may be made under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by Bowater as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than Common Stock. The closing price with respect to the Common Stock on March 15, 2006, was $29.38 per share.

If the Plan is approved, Bowater’s full dilution level will be 12.4%. This level assumes all outstanding options are in the money and exercisable even though all outstanding options were underwater (with exercise prices above $30.00) as of March 15, 2006. There are approximately 210,750 options expiring in 2007 and 261,000 options expiring in 2008 with exercise prices of $41.89 and $48.60, respectively. Shares of Common Stock outstanding as of March 15, 2006 are 57,359,742, with 4,851,399 options granted and unexercised, having an average exercise price of $44.57 and average years remaining of 5.9 years. The level of full dilution also assumes all 3,000,000 shares will actually be issued under the Plan.

Bowater’s historical grants under its equity plans illustrate its commitment to appropriately managing equity compensation. For each of the years from 2002 to 2005, Bowater has awarded stock options and restricted stock awards averaging 1.3% of shares outstanding. Assuming the Plan is approved, the awards made in January 2006 would represent 1.3% of the outstanding share balance as of March 15, 2006.

The Committee and the Board have structured the 2006 Plan to permit awards of restricted stock and performance shares, in addition to stock options. These types of awards, which may be tied to specified performance criteria, can provide equivalent value to recipients while utilizing less shares of Common Stock, and are therefore less dilutive to existing shareholders. In accordance with the compensation policy for 2006 described on page 18 under “Human Resources and Compensation Committee Report on Executive Compensation - Key Elements and Policies for Compensation of Executive Officers,” it is anticipated that future equity awards to key executives, to other employees and to non-employee directors will include restricted stock or forms of cash compensation that are based on the value of Common Stock, as well as options, reducing substantially the number of shares that might otherwise be issued under the Plan.

The Committee may use shares of Common Stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Bowater or a subsidiary, including the plans and arrangements of Bowater or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving Bowater (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable, which may include, without limitation, (A) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment may be the excess of value of the Common Stock subject to the option or SAR at the time of the transaction over the exercise price.

Except as otherwise provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

Eligibility.    All employees and directors of Bowater or its subsidiaries, as well as consultants and other persons providing services to Bowater or its subsidiaries, are eligible to become Participants in the Plan, except that non-employees may not be granted incentive stock options. As of December 31, 2005, Bowater and its subsidiaries had approximately 8,000 employees. The specific employees who initially will be granted awards under the Plan and the type and amount of any such awards will be determined by the Committee.

Options.    The Committee may grant an incentive stock option or non-qualified stock option to purchase the Common Stock at an exercise price determined under the option. Except as described below, the exercise price for an option shall not be less than the fair market value of the Common Stock at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Bowater as consideration for the grant of a replacement option with a lower exercise price, except as approved by Bowater’s shareholders or as adjusted for corporate transactions described above. In addition, the Committee may grant options with an exercise price less than the fair market value of the common stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.

The option shall be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Common Stock purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the purchase price of an option shall be payable in cash, in Common Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights.    An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Common Stock at the time the SAR is granted or, if less, the exercise price of the tandem option. In addition, the Committee may grant SARs with an exercise price less than the fair market value of the common stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant an SAR independent of any option grant and may grant an option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price. The SAR shall be exercisable in accordance with the terms established by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards.    The following types of “full value awards” may be granted, as determined by the Committee:

■	The Committee may grant shares of Common Stock that may be in return for previously performed services or in return for the Participant surrendering other compensation that may be due.

■	The Committee may grant shares of Common Stock that are contingent on the achievement of performance or other objectives during a specified period.

■	The Committee may grant shares of stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant, or the achievement of performance or other objectives.

Any such awards shall be subject to such other conditions, restrictions and contingencies as the Committee determines.

Cash Incentive Awards.    The Committee may grant cash incentive awards (including the right to receive payment of stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

Restrictions on Awards.    If the right to become vested in an award is conditioned on the completion of a specified period of service with Bowater or the subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall not be less than three years or ratably over a three-year period (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change of control or involuntary termination). This restriction shall not apply to an award granted as an inducement to a person being hired or re-hired.

$1 Million Limit.    A U.S. income tax deduction for Bowater will generally be unavailable for Bowater for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used for such awards shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures as selected by the Committee: total stockholder return; growth in revenues, sales, net income, stock price, and/or earnings per share; return on assets, net assets, and/or capital; return on shareholders’ equity; debt/equity ratio; working capital; safety; quality; Bowater’s financial performance versus peers; cost reduction; productivity; market mix; or economic value added; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of Bowater and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

Change Of Control.    The Plan provides that the occurrence of a change in control shall have the effect, if any, with respect to an award, as provided by the Committee. For purposes of the Plan, a “change in control” is generally deemed to occur when:

■	any person becomes the beneficial owner of Common Stock representing 20% or more of the combined voting power of Bowater, but not including securities of a beneficial owner acquired pursuant to an agreement allowing the acquisition of up to and including 50% of such voting power approved by two-thirds of the members of the Board who were Board members before such person became a beneficial owner;

■	the date that Bowater’s shareholders approve a merger, consolidation or reorganization of Bowater with another corporation or other person, unless, immediately following such merger, consolidation or reorganization, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the shareholders of Bowater as of the record date for such approval, or (B) at least 50% of the Board members who were Board members prior to the event that would constitute the change in control are members of the Board or similar body of the resulting entity;

■

the date Bowater sells or otherwise transfers all or substantially all of its assets to another corporation or person, unless, immediately after such sale or transfer, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the shareholders of Bowater as determined immediately prior to such transaction, or (B) at least 50% of the Board members who were Board members prior to the event that would constitute the change in control are members of the Board or similar body of the resulting entity; or

■	the date on which less than 50% of the total membership of the Board consists of Board members who were Board members prior to the event that would constitute the change in control.

Amendment and Termination.    The Plan may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the Plan, provided that no amendment or termination may adversely affect the rights of any Participant under the Award granted prior to the date such amendment is adopted without the Participant’s written consent. The Board may not amend the provision of the Plan related to repricing without approval of shareholders. Approval by Bowater’s shareholders will be required for any material revision (as defined under the NSYE listing standards) to the terms of the Plan. The Plan will remain in effect as long as any awards under it are outstanding, but no new awards may be granted after the ten-year anniversary of the Effective Date.

United States Income Tax Considerations

Under present Federal income tax laws, awards granted under the Plan will have the following tax consequences:

Non-Qualified Options.    The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Bowater will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Stock Options.    The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Bowater or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Bowater will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to Bowater, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

If the exercise price of an ISO is paid with shares of stock of Bowater acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Stock Appreciation Rights.    The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to Bowater. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards.    A Participant who has been granted a full value award will not realize taxable income at the time of grant, and Bowater will not be entitled to a deduction at that time, if the grant is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of other objectives, assuming that the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and Bowater will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by Bowater.

Cash Incentive Awards.    A Participant will realize taxable income at the time the cash incentive award is distributed, and Bowater will be entitled to a corresponding deduction.

Change In Control.    Any acceleration of the vesting or payment of awards under the Plan in the event of a change in control in Bowater may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the Participant to a 20% excise tax and which may not be deductible by Bowater.

Vote Required.    Approval of the Plan requires the affirmative vote of holders of a majority of the shares voting on the issue at the Annual Meeting. Abstentions are counted as a vote against this proposal. Broker non-votes have no effect upon the vote to approve the Plan.

New Plan Benefits.    Set forth below is information concerning stock option grants and restricted stock unit grants that the Committee has made under the Plan, contingent upon shareholder approval of the Plan. These grants are a combination of stock unit awards made in recognition of the achievement of Bowater’s annual incentive plan goals, for which no cash awards were paid, and equity incentive awards designed to achieve Bowater’s target compensation levels, as discussed on page 18 under the section of the Human Resources and Compensation Committee Report entitled “Key Elements and Policies for Compensation of Executive Officers.”

The Committee has not authorized grants of specific numbers of shares or options under the Plan. Rather, the Committee has apportioned the dollar value for awards made in recognition of the achievement of Bowater’s annual incentive plan goals ($13.4 million) and equity incentive awards ($6.8 million) into awards for each Participant. The awards made in recognition of the achievement of Bowater’s annual incentive plan goals will consist of restricted stock unit awards that would be subject to a service-based, two-year cliff vesting schedule (ending December 31, 2007) with prorated vesting if the Participant retires for both executives and all other employees.

The restricted stock units awarded as equity incentives to non-executive employees and certain lower-ranked executives will all have a service based three-year cliff vesting schedule. For Bowater’s senior executives, 37.5% of the equity incentive awards will be allocated as stock options and the remaining 62.5% will be allocated as restricted stock units. Half of the senior executives’ restricted stock unit awards will have a service based three-year cliff vesting schedule and the remaining half will vest if certain performance targets are met. If Bowater has positive earnings per share during the three-year period beginning January 1, 2006 and ending December 31, 2008 (that is, if Bowater’s cumulative net earnings for the three-year period are positive), the total award will vest. If Bowater has positive earnings per share for any one calendar year during the three-year period, one-third of the award will vest for each such year. “Earnings per share” and “net earnings” will be reflected in Bowater’s published financial statements.

The dollar value of the awards described above will be converted into a specific number of options or restricted stock units based on the average of the high and low price of Bowater’s common stock seven days prior to the annual meeting (the “Strike Price”). The number of restricted stock units will be determined by dividing the dollar amount of each award by the Strike Price. The number of options will be determined using the Black-Scholes valuation methodology based on the Strike Price. The following chart illustrates the number of options or restricted stock units that would be awarded if the Strike Price equaled $29.14, which is the average of the high and low price of Bowater’s common stock on March 15, 2006:

New Plan Benefits - 2006 Stock Option and Restricted Stock Plan

Persons receiving Equity Awards under the 2006 Stock Option Plan	Number of Shares Subject to Options(1)	Number of Restricted Stock Units (2)
Arnold M. Nemirow	0	0
David G. Maffucci	12,250	15,200
R. Donald Newman	12,250	17,350
Pierre Monahan	5,800	11,950
David J. Steuart	5,800	13,350
E. Patrick Duffy	0	0
All Executive Officers as a Group	80,400	142,250	(3)
All Employees (except executive officers)	20,100	516,850

(1)	As determined using the Black-Scholes valuation methodology based on a per share price of $29.14, which was the average of the high and low price of Bowater’s common stock on March 15, 2006.

(2)	As determined by dividing the dollar amount of the awards based on a per unit price of $29.14, which was the average of the high and low price of Bowater’s common stock on March 15, 2006.

(3)	Excludes 50,000 restricted stock units that Bowater has agreed to grant to David J. Paterson.

The Board of Directors unanimously recommends a vote FOR the approval of the 2006 Stock Option and Restricted Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Bowater’s directors, executive officers and 10% shareholders to file reports of holdings and transactions in Common Stock and Exchangeable Shares with the SEC. Based on a review of Section 16(a) reports received by Bowater and written representations from its directors and executive officers, Bowater believes that all of its executive officers, directors and 10% shareholders have made all filings required to be made under Section 16(a) for 2005 except Mr. Rolls, who filed one Form 4 three days late with respect to a single acquisition of shares due to an administrative error.

Related Party Transactions

Company director L. Jacques Ménard is the chairman of the board of directors of BMO Nesbitt Burns and president of its affiliate BMO Financial Group, Québec. BMO Nesbitt Burns was a member of the initial purchasers syndicate for Bowater’s June 2003 private placement of an aggregate principal amount of $400 million of 6.5% Senior Notes due 2013 and a member of the underwriters syndicate for Bowater’s March 2004 public offering of an aggregate principal amount of $250 million of Floating Rate Senior Notes due 2010. The principal amount of notes allotted to BMO Nesbitt Burns in these transactions was $32.0 million and $17.5 million, respectively, and BMO Nesbitt Burns received an initial purchasers’ or underwriters’ discount of $400,000 and

$262,500, respectively, in these transactions. In addition, BMO Nesbitt Burns is assisting Bowater with the sale of certain of its Canadian assets. Although the terms of the engagement have not yet been finalized, Bowater anticipates paying BMO Nesbitt Burns a customary fee if the sale is consummated. The Bank of Montreal, an affiliate of BMO Nesbitt Burns, is one of the creditors under the Bowater Incorporated revolving credit agreement. At December 31, 2005, the Bank of Montreal’s commitments under the revolving credit agreement were $55.0 million. Mr. Ménard did not receive any portion of BMO Nesbitt Burns’ or the Bank of Montreal’s fees as direct compensation and benefited from these transactions only to the extent that BMO Nesbitt Burns and the Bank of Montreal, as entities, benefited. Bowater believes that its arrangements with BMO Nesbitt Burns and the Bank of Montreal are on terms as favorable as could be obtained from unrelated parties.

Company director Bruce W. Van Saun is Vice Chairman and Chief Financial Officer of The Bank of New York Company Inc. The Bank of New York is the registrar of Bowater’s common stock and is the trustee on various debt and pension obligations of Bowater. The Bank of New York was a member of the initial purchasers syndicate for Bowater’s June 2003 private placement of an aggregate principal amount of $400 million of 6.5% Senior Notes due 2013 and a member of the underwriters syndicate for Bowater’s March 2004 public offering of an aggregate principal amount of $250 million of Floating Rate Senior Notes due 2010. The principal amount of notes allotted to The Bank of New York in these transactions was $17.3 million and $10.3 million, respectively, and The Bank of New York received an initial purchasers’ or underwriters’ discount of $216,650 and $154,688, respectively, in these transactions. The Bank of New York is one of the creditors under the Bowater Incorporated revolving credit agreement. At December 31, 2005, the bank’s commitments under the revolving credit agreement were $25.0 million. Mr. Van Saun did not receive any portion of The Bank of New York’s fees as direct compensation and benefited from these transactions only to the extent that The Bank of New York, as an entity, benefited. Bowater believes that its arrangements with bank are on terms as favorable as could be obtained from unrelated parties.

Report of the Audit Committee of the Board of Directors

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Bowater under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board of Directors has adopted a written charter for the Audit Committee, which is available at Bowater’s website (http://www.bowater.com). The Audit Committee is currently comprised of four Outside Directors, all of whom the Board of Directors has determined are independent as defined under the revised listing standards of the NYSE and new standards of the SEC adopted under the Sarbanes-Oxley Act. The Board of Directors has determined that Audit Committee Chairman John A. Rolls and Mr. Bruce W. Van Saun are each an “audit committee financial expert” as defined by the SEC.

In carrying out its responsibilities, the Audit Committee has:

■	Reviewed and discussed the audited financial statements for the year ended December 31, 2005, with Bowater’s management and Bowater’s independent registered public accounting firm, KPMG LLP;

■	Discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees; and

■	Received from KPMG LLP written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the firm its independence from Bowater and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bowater’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

All members of the Audit Committee concur in this report.

John A. Rolls (Chairman)

Gordon D. Giffin

Bruce W. Van Saun

Togo D. West, Jr.

Item No. 3: Appointment of Independent

Registered Public Accounting Firm

The Board of Directors, acting through its Audit Committee, appointed KPMG LLP as independent registered public accounting firm for Bowater to audit its consolidated financial statements for the year ended December 31, 2006. KPMG LLP currently serves Bowater and its subsidiaries as independent registered public accounting firm and from time to time advises Bowater on tax and other matters. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

The table below and the accompanying footnotes set forth the fees paid by Bowater to its independent registered public accounting firm KPMG LLP for the periods and in the categories indicated.

Audit Fees and Services	Fiscal 2005	Fiscal 2004
	(in thousands)	(in thousands)
Audit Fees	$3,000	$3,683
Audit-Related Fees (1)	$263	235
Tax Fees (2)	$182	250
All Other Fees (3)	$155	73

Total Fees for all Services	$3,600	$4,241

(1)	Audit-Related Fees in 2005 and 2004 consisted principally of fees for audits of financial statements of certain employee benefit plans and other attestation engagements.

(2)	Tax Fees consisted of fees for tax compliance ($158,000 in 2005 and $109,000 in 2004) and for tax planning and consulting ($24,000 in 2005 and $141,000 in 2004).

(3)	All Other Fees in 2005 and 2004 consisted principally of fees for sustainable forest audits in Canada, and an information technology security assessment in 2005 ($75,000).

Bowater’s Audit Committee has adopted a policy requiring that the Audit Committee pre-approve all audit and non-audit services (including audit-related, tax and other services) performed by Bowater’s independent registered public accounting firm, and the Audit Committee pre-approved all audit and permissible non-audit services provided by KPMG LLP since May 6, 2003. Under policies and procedures adopted by the Audit Committee, the terms and fees of the annual audit services engagement are subject to approval by the Audit Committee prior to the rendering of the services. The Audit Committee also reviews and approves non-audit services prior to the rendering of the services. The Audit Committee may not approve the provision of non-audit services that the SEC prohibits independent auditors from performing for their audit clients or that are otherwise inconsistent with the independent auditor’s independence. The Audit Committee is required to establish annually a budget for services to be performed by Bowater’s independent accountants, and Bowater’s management is required to track the independent auditor’s fees against the budget and report at least annually to the committee.

Bowater’s Chief Financial Officer, Controller or other officer designated by the Board must submit, jointly with the independent registered public accounting firm, requests for the independent registered public accounting firm to provide services to the Audit Committee that require pre-approval. Each request must include a statement as to whether both the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the Audit Committee to precisely identify the services requested. The Audit Committee may delegate pre-approval authority to its chair or one or more other committee members but not to Bowater’s management. Any committee members with delegated authority must report all pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence. The results of the vote will be considered when appointing an independent accounting firm in 2007.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as Bowater’s independent registered public accounting firm for 2006.

Proposals by Shareholders

A shareholder who wishes to present a proposal for inclusion in Bowater’s proxy materials relating to the Annual Meeting of Shareholders to be held in 2007 should submit his or her proposal on or before December 10, 2006, to Bowater’s Secretary, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028. With respect to a shareholder proposal for the 2007 Annual Meeting that is not intended to be included in the proxy materials relating to the meeting, Bowater must receive the proposal by the earlier of January 10, 2007, or 10 days after notice or public disclosure of the annual meeting is made or given to shareholders. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

Bowater’s Bylaws require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that 120 days advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be given, either by personal delivery or by United States mail, postage prepaid, to Bowater’s Secretary no later than: (a) with respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary date of the immediately preceding annual meeting (this deadline will be January 10, 2007, for the 2007 Annual Meeting); and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be received by Bowater’s Secretary by the earlier of: (y) 120 days prior to the anniversary date of the immediately preceding annual meeting (this deadline will be January 10, 2007, for the 2007 Annual Meeting); or (z) 10 days after notice or public disclosure of the date of the annual meeting was given or made to shareholders. The Bylaws contain specific requirements with respect to the contents of each of these notices. A copy of the Bylaws is available upon request to Bowater’s Secretary at the address indicated above. For director nominations, the notice is required to contain the following:

■	the name and address of the nominating stockholder and the person or persons being nominated;

■	the class and number of shares held of record, held beneficially and represented by proxy by the nominating shareholder as of the meeting’s record date (if established) and as of the date of the notice;

■	a representation by the nominating shareholder that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

■	a description of all arrangements and understandings between the nominating stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is being made by the stockholder;

■	all other information regarding each proposed nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by Bowater’s Board of Directors; and

■	the consent in writing of each proposed nominee to serve as a director of Bowater if elected.

In the case of recommendations by shareholders for candidates to be considered for director nomination by the Nominating and Governance Committee, Bowater’s policy is to require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The timing and content requirements for these recommendations are the same as those for director nominations by shareholders, which are described above.

Expenses of Solicitation

Bowater will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, it is expected that some of Bowater’s officers and regular employees may solicit, without additional compensation, proxies by telephone, e-mail or oral communication. Morrow & Co., Inc. has been retained to assist in soliciting proxies for a fee of $19,500, plus expenses. Bowater has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Bowater Common Stock and Exchangeable Shares, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Financial and Governance Information

Bowater’s 2005 Annual Report to Shareholders is enclosed. Bowater will provide without charge to any shareholder of record as of March 15, 2006, who requests in writing, a copy of its 2005 Annual Report to Shareholders (which includes Bowater’s 2005 Annual Report on Form 10-K, without exhibits), its corporate governance principles, and its available committee charters. Please direct any such request to Bowater Incorporated, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028, Attention: Investor Relations Department. Copies may also be obtained online through http://www.bowater.com.

By order of the Board of Directors,

Ronald T. Lindsay

Senior Vice President - General Counsel and Secretary

April 7, 2006

Appendix A to the Proxy Statement

BOWATER INCORPORATED

2006 STOCK OPTION AND RESTRICTED STOCK PLAN

SECTION 1

GENERAL

1.1 Purpose.    The Bowater Incorporated 2006 Stock Option and Restricted Stock Plan (the “Plan”) has been established by Bowater Incorporated (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.2 Participation.    Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3 Operation, Administration, and Definitions.    The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 10).

SECTION 2

OPTIONS AND SARS

2.1 Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b) A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 6.7), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2 Exercise Price.    The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

Appendix A-1

2.3 Exercise.    An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.4 Payment of Option Exercise Price.    The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b) Subject to applicable law, the Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided that, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this paragraph (b) shall be limited to shares held by the Participant for not less than six months prior to the payment date.

(c) Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 No Repricing.    Except for either adjustments pursuant to paragraph 6.2(f) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price.

2.6 Grants of Options and SARs.    An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but the exercise price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant.

SECTION 3

FULL VALUE AWARDS

3.1 Definition.    A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a) The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

Appendix A-2

(b) The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c) The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

SECTION 4

CASH INCENTIVE AWARDS

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

SECTION 5

RESTRICTIONS ON AWARDS

5.1 Performance-Based Compensation.    The Committee may designate an Award granted to any Participant as Performance-Based Compensation. To the extent required by Code section 162(m), any Full Value Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on the Performance Measures selected by the Committee. For Awards under this Section 5 intended to be Performance-Based Compensation, the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

5.2 Three-Year Vesting.    If the right to become vested in an Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years or ratably over a three-year period (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, Change in Control or involuntary termination); provided, however, that the foregoing limitation of this subsection 5.2 not apply to an Award that is granted as an inducement to a person being hired or rehired by the Company or any of its Subsidiaries.

5.3 Performance Measures.    The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: total stockholder return; growth in revenues, sales, net income, stock price, and/or earnings per share; return on assets, net assets, and/or capital; return on stockholders’ equity; debt/equity ratio; working capital; safety; quality; the Company’s financial performance versus peers; cost reduction; productivity; market mix; or economic value added; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or to assets or net assets.

Appendix A-3

SECTION 6

OPERATION AND ADMINISTRATION

6.1 Effective Date.    Subject to the approval of the stockholders of the Company at the Company’s annual meeting of its stockholders, the Plan shall be effective as of January 1, 2006 (the “Effective Date”); provided, however, that Awards may be granted contingent on approval of the Plan by the stockholders of the Company at such annual meeting. In the event of Plan termination, the terms of the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

6.2 Shares and Other Amounts Subject to Plan.    The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this subsection 6.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 3,000,000 shares.

(c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock, although if an Award provides for settlement in Stock, all shares of Stock covered by the Award shall be counted toward the number of shares listed in Section 6.2(b).

(d) Any shares of Stock covered by an Award that are not delivered to a Participant or beneficiary because the Award is forfeited or canceled shall not be counted toward the number of shares listed in Section 6.2(b).

(e) Subject to paragraph 6.2(f), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 3,000,000 shares.

(ii) The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 300,000 shares. For purposes of this paragraph (ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Full Value Awards) and Section 4 (relating to Cash Incentive Awards, but only to the extent they are settled in Stock) shall be 3,000,000 shares.

Appendix A-4

(iv) For Full Value Awards that are intended to be Performance-Based Compensation, no more than 200,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this paragraph (iv) that are intended to be Performance-Based Compensation shall be subject to the following:

(A) If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B) If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(v) For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any performance period shall equal $200,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this paragraph (v) that are intended to be Performance-Based Compensation, shall be subject to the following:

(A) If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B) If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Stock subject to the Option or SAR at the time of the transaction over the exercise price).

Appendix A-5

6.3 General Restrictions.    Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

6.4 Tax Withholding.    All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6.5 Grant and Use of Awards.    The grant and use of Awards under the Plan shall be subject to the following:

(a) In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection 2.5 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).

(b) Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan in Section 6.2(b), the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

(c) Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of a company assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the award.

6.6 Dividends and Dividend Equivalents.    An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend or dividend

Appendix A-6

equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

6.7 Settlement of Awards.    The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

6.8 Transferability.    Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

6.9 Form and Time of Elections.    Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.10 Agreement With Company.    An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

6.11 Action by Company or Subsidiary.    Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

6.12 Gender and Number.    Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.13 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any

Appendix A-7

Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, or the right to continue to provide services to the Company or any subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

6.14 Evidence.    Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 7

CHANGE IN CONTROL

Subject to the provisions of paragraph 6.2(f) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

SECTION 8

COMMITTEE

8.1. Administration.    The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 8. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who qualify as “non-employee directors’ as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” as defined in Treasury Regulation Section 1.162-27(e)(3). If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

8.2. Powers of Committee.    The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 9) to amend, cancel, or suspend Awards.

Appendix A-8

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

8.3. Delegation by Committee.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

8.4. Information to be Furnished to Committee.    The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to paragraph 6.2(f) shall not be subject to the foregoing limitations of this Section 9; and further provided that the provisions of subsection 2.5 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s stockholders. Approval by the Company’s stockholders will be required for any material revision to the terms of the Plan, with the determination of “material revision” to be made in accordance with the definition provided under the rules of the New York Stock Exchange. No amendment requiring stockholder approval under Treasury Regulation Section 1.162-27 or Section 422 of the Code shall be valid unless such stockholder approval is secured as provided therein.

Appendix A-9

SECTION 10

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Acquiring Person.    The term “Acquiring Person” means the Beneficial Owner, directly or indirectly, of Stock representing 20% or more of the combined voting power of the Company’s then outstanding securities, not including (except as provided in clause (i) of the next sentence) securities of such Beneficial Owner acquired pursuant to an agreement allowing the acquisition of up to and including 50% of such voting power approved by two-thirds of the members of the Board who are Board members before the Person becomes the Beneficial Owner, directly or indirectly, of Stock representing 5% or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the forgoing, (i) securities acquired pursuant to an agreement described in the preceding sentence will be included in determining whether a Beneficial Owner is an Acquiring Person if, subsequent to the approved acquisition, the Beneficial Owner acquires 5% or more of such voting power other than pursuant to such an agreement so approved and (ii) a Person shall not be an Acquiring Person if such Person is eligible to and files a Schedule 13G with respect to such Person’s status as a Beneficial Owner of all Stock of the Company of which the Person is a Beneficial Owner.

(b) Act.    The term “Act” means the Securities Exchange Act of 1934, as amended.

(c) Affiliate.    The term “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on the date hereof.

(d) Associate.    The term “Associate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on the date hereof.

(e) Award.    The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, and Cash Incentive Awards.

(f) Beneficial Owner.    The term “Beneficial Owner” of Stock means (i) a Person who beneficially owns such Stock, directly or indirectly, or (ii) a Person who has the right to acquire such Stock (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

(g) Board.    The term “Board” means the Board of Directors of the Company.

(h) Change in Control.    A “Change in Control” shall be deemed to occur upon:

(i) The date that any Person is or becomes an Acquiring Person;

(ii) The date that the Company’s stockholders approve a merger, consolidation or reorganization of the Company with another corporation or other Person, unless, immediately following such merger, consolidation or reorganization, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the stockholders of the Company as of such record

Appendix A-10

date for such approval (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the stockholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or (B) at least 50% of the Board of Directors or similar body of the resulting entity are Continuing Directors;

(iii) The date the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other Person, unless, immediately after such sale or transfer, (A) at least 50% of the combined voting power of the then-outstanding securities of the resulting entity immediately following such transaction is held in the aggregate by the Company’s stockholders as determined immediately prior to such transaction (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the stockholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or (B) at least 50% of the Board of Directors or similar body of the resulting entity are Continuing Directors; or

(iv) The date on which less than fifty percent (50%) of the total membership of the Board consists of Continuing Directors.

(i) Code.    The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(j) Continuing Director.    The term “Continuing Director” means any member of the Board who (i) was a member of the Board prior to the date of the event that would constitute a Change in Control, and any successor of a Continuing Director while such successor is a member of the Board, (ii) is not an Acquiring Person or Affiliate or Associate of an Acquiring Person, and (iii) is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

(k) Eligible Individual.    For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, any director, or consultants or other persons providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee or individual first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(l) Fair Market Value.    “Fair Market Value” for a particular date means the simple arithmetic mean between the highest and lowest prices per share at which the Common Stock is traded as reported for the New York Stock Exchange Composite Transactions for that date (or, if not a business day, the next preceding business day), or if not so traded, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such Exchange on that date, rounded to the nearest number within two decimal places.

(m) Performance-Based Compensation.    The term “Performance-Based Compensation” shall have the meaning ascribed to it under Code section 162(m) and the regulations thereunder.

Appendix A-11

(n) Person.    The term “Person” means any individual, firm, corporation, partnership, trust or other entity.

(o) Subsidiaries.    For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(p) Stock.    The term “Stock” means shares of common stock of the Company.

Appendix A-12

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

DATE AND TIME:

Wednesday, May 10, 2006

at 11:00 a.m.

PLACE:

The Gunter Theatre

300 South Main Street

Greenville, SC 29601

Please sign your proxy or voting instruction card

and return it in the enclosed postage-paid envelope.

BOWATER INCORPORATED

P R O X Y	Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting May 10, 2006

The undersigned appoints William G. Harvey and Ronald T. Lindsay, or either one of them, each with full power of substitution, as proxies for the undersigned, to vote all of the shares of common stock of Bowater Incorporated held of record by the undersigned on March 15, 2006, at the annual meeting of shareholders to be held May 10, 2006, and any adjournment.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxyholders will vote this proxy FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. Proxyholders will vote, in their discretion, upon any other business that may properly come before the annual meeting and any adjournment.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 1.

1.	Election of Directors

☐ For all Nominees	☐ Withhold Authority	☐ Exceptions*
Listed Below	(To vote for all nominees listed below)	(As indicated to the contrary below)

Togo D. West, Jr.; Richard B. Evans; Bruce W. Van Saun; David J. Paterson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*EXCEPTIONS

The Board of Directors recommends a vote “FOR” Proposal 2.

2.	Proposal to approve Bowater’s 2006 Stock Option and Restricted Stock Plan

☐ For	☐ Against	☐ Abstain

The Board of Directors recommends a vote “FOR” Proposal 3.

3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2006 fiscal year

☐ For	☐ Against	☐ Abstain

4.	At their discretion upon such other business that may properly come before the annual meeting and any adjournment.

Dated: , 2006
(Please be sure to insert date)

(Signature)

(Signature if held jointly)

(Signature should conform exactly to name shown on this proxy card. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title.)

Vote MUST be indicated by “x” in black or blue ink. ☒

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.